Exhibit 99.1

Revised Items 7 and 8 of our 2005 Form 10-K information to conform to 2006 reporting segments.

ITEM 7.                    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

To present a better understanding of the overall business of Scientific Games Corporation and its consolidated subsidiaries (together, “we”), we begin Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) with an overview of our business and major operating segments, including any significant events that have occurred in the periods presented. We then provide a discussion of our Critical Accounting Policies, including our revenue recognition policy, our valuation of long-lived intangible assets and goodwill, our income tax methodology and the use of estimates and assumptions throughout our financial results. We then present an evaluation of our Internal Control over Financial Reporting and any Related Party Transactions. We then discuss our Results of Operations, presenting first an overall view of the financial results of the business as a whole, followed by additional discussion of our operating segments. We then review our financial condition, explaining changes in our balance sheet and cash flows, along with our outstanding debt, contractual obligations and commitments. We then detail any New Accounting Pronouncements and clarify their impact on our financial statements.

The first and fourth quarters of the calendar year traditionally comprise the weakest season for our pari-mutuel wagering business. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Pari-mutuel and lottery equipment sales and software license revenues usually reflect a limited number of large transactions, which do not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software licensing transactions. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, inventory ticket levels, lottery retail sales and general economic conditions.

Operating results may also vary significantly from period to period depending on the addition or disposition of business units in each period. The acquisition of MDI Entertainment, Inc. (“MDI”) in January 2003, the acquisition of OES in November 2003, the acquisition of Honsel in December 2004 and the acquisition of the remaining 35% minority interest in Scientific Games Latin America S.A. (“SGLA”), all of which were accounted for as purchases, affect the comparability of operations from period to period (see Note 3 to the Consolidated Financial Statements).

The following discussion addresses our financial condition as of December 31, 2005 and the results of our operations for the twelve months ended December 31, 2005 compared to the corresponding periods in the prior fiscal year of 2004 and our financial condition as of December 31, 2004 and the results of our operations for the twelve months ended December 31, 2004 compared to the corresponding period in the fiscal year of 2003.

Background

As previously reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, we determined that our previously reported segments consisting of Lottery, Pari-mutuel, Venue Management and Telecommunications Products no longer reflected the way we manage the business. Beginning in the first quarter of 2006, we reported our business in three segments – Printed Products, Lottery Systems and Diversified Gaming. The Printed Products segment includes the instant lottery ticket business and the pre-paid phone card business (formerly the Telecommunications Product Group). The Lottery Systems segment includes our online lottery business. The Diversified Gaming segment includes the pari-mutuel wagering systems business (formerly the Pari-mutuel Group) and the off-track wagering business (formerly the Venue Management Group). All prior period amounts have been restated to conform to the current segment reporting format.

We operate primarily in three business segments: Printed Products Group, Lottery Systems Group and Diversified Gaming Group. Our revenues consist of two major components: services revenues and sales revenues.

Printed Products Group

We provide instant tickets and related services. Instant ticket and related services includes ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Additionally, this division provides lotteries with over 80 licensed brand products, including NASCAR®, Mandalay Bay®, National Basketball Association®, Harley-Davidson®, Wheel-of-Fortune®, Hasbro®, Corvette®, World Poker Tour® and The World Series of Poker®. This division also includes promotional instant tickets and pull-tab tickets that we sell to both lottery and non-lottery customers. In April 2005, we acquired the remaining 35% minority interest in SGLA, a supplier of lottery tickets, pre-paid phone cards and promotional games in Latin America. We originally acquired a 65% interest in SGLA in June 2002.

On December 31, 2004, we acquired Honsel, a German company which is the supplier of instant lottery tickets to all of the 16 state operated lotteries in Germany and sells other lottery products, such as bet slips and paper rolls, to customers in approximately 25 countries. We believe that our acquisition of Honsel has enabled us to further expand into the European lottery market. For example, we recently announced that we have been awarded two contracts with Toto-Lotto Niedersachsen GmbH and one contract with Lotterie-Treuhandgesellschaft mbH Hessen, the state lottery of Hessen, Germany, to supply instant lottery tickets and the other lottery services.

On January 17, 2003, we completed the acquisition of MDI and significantly expanded our offerings of licensed branded products and prize fulfillment and related services. The MDI acquisition was recorded using the purchase method of accounting and the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The excess of the approximately $23.0 million purchase price over the fair values of the net assets acquired is approximately $22.2 million and has been recorded as goodwill. The operating results of MDI have been included in our consolidated operating results since January 10, 2003. Had the operating results of MDI been included as if the transaction had been consummated on January 1, 2003, our pro forma operating results for the year ended December 31, 2003 would not have been materially different from the actual reported results.

We are also a worldwide manufacturer of prepaid phone cards, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.

Prepaid phone cards utilize the secure process that we employ in the production of instant lottery tickets. This helps to ensure integrity and reliability of the product, thus providing consumers in more than 50 countries with access to prepaid cellular phone service.

Lottery Systems Group

Our lottery systems business includes the supply of transaction processing software for the accounting and validation of instant ticket and online lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products. This business also includes software and hardware and support services for sports betting and operation of credit card processing systems.

On November 6, 2003, we acquired OES from International Game Technology. OES operated online lottery systems in seven states and supports systems sold to customers in Korea, Norway, Switzerland and Shanghai. The acquisition also included OES’s Advanced Games System (AGS) video system contracts in six jurisdictions, certain intellectual property and an exclusive license to specific IGT slot brands for both instant and online games. The excess of the $143.0 million purchase price, plus expenses and a working capital payment of approximately $7.0 million, over the fair values of the net assets acquired is approximately $95.1 million and has been recorded as goodwill. The operating results of OES have been included in the Company’s consolidated operating results since the date of acquisition. Had the operating results of OES been included as if the transaction had been consummated on January 1, 2003, the Company’s pro forma revenue and net income available to common shareholders for the twelve months ended December 31, 2003 would have been $688.0 million and $49.3 million, respectively.

Diversified Gaming Group

We are a worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. We provide our systems and services to horse and greyhound racetracks, OTB facilities, casinos, jai alai frontons, telephone and internet account wagering operators and other establishments where pari-mutuel wagering is permitted. In addition, we are a provider of ancillary services to the industry, such as race simulcasting and telecommunications services and telephone and internet account wagering.

We believe our systems processed 50% of the estimated $19 billion in pari-mutuel wagering conducted on racing in North America in 2005. In our North American pari-mutuel business, we enter into service contracts, typically with an initial term of five years, pursuant to which we are paid a percentage of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators.

We have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut (with the exception of OTB operations at two greyhound racetracks), subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 11 OTB facilities, including video simulcasting at two teletheaters and four other branches, and telephone account wagering for customers in 25 states. We also, now hold one of five OTB licenses within the state of Maine.

We have the right to operate all on-track and off-track pari-mutuel wagering in the Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 2008. We currently conduct operations in 28 OTB locations and four racetracks throughout the Netherlands.

We also operate one OTB location in Maine and provide facilities management services to four non-company owned OTBs.

Critical Accounting Policies

The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting an available alternative would not produce a materially different result.

We have identified the following as accounting policies critical to our revenue recognition, valuation of long-lived and intangible assets and goodwill, income taxes and management estimates.

Revenue recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, prices are fixed or determinable, services and products are provided to the customer and collectibility is probable or reasonably assured depending on the applicable revenue recognition guidance followed. In addition to the general policy discussed above, the following are the specific revenue recognition policies for our operating segments:

Printed Products Group

Revenue from the sale of instant tickets that are sold on a per unit price basis is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the sale of instant tickets that are sold on a variable price basis is recognized when the percentage of the amount of retail sales is determined.

Revenue from cooperative service contracts is recognized based upon a percentage of the amount of the retail value of lottery tickets pursuant to the terms of the contract.

Revenue from licensing branded property coupled with a service component whereby we purchase and distribute merchandise prizes on behalf of the lottery authorities to identified winners is recognized on a performance based measure pursuant to the terms of the contract.

Revenue from licensing of branded property with no service component is recognized when the licensed property branded game goes on sale by the lottery.

Revenue from the sale of prepaid phone cards is recognized when the customer accepts the product pursuant to the terms of the contract.

Lottery Systems Group

Revenue from online lottery services is recognized as a percentage of the amount of retail sales of lottery tickets pursuant to the terms of the contract.

Revenue from the sale of a lottery system, which includes the customization of software, is recognized on the percentage of completion method of accounting.

Revenue from the perpetual licensing of customized lottery software is recognized on the percentage of completion method of accounting.

Revenue derived from software maintenance on lottery software is recognized ratably over the maintenance period.

Revenue derived from enhancements to lottery software is recognized at the time we provide such enhancements.

Revenue from the sale of lottery terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Diversified Gaming Group

Revenue from the provision of pari-mutuel wagering services is generally recognized as a percentage of the amount wagered by our customers’ patrons at the time of the wager pursuant to the terms of the contract.

Revenue from the provision of simulcasting and telecommunications services is recognized as the services are performed pursuant to the terms of the contract.

Revenue from the sale of a pari-mutuel wagering system, which includes the customization of software, is recognized on the percentage of completion method of accounting.

Revenue from the sale of pari-mutuel wagering terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the perpetual licensing of customized pari-mutuel software is recognized on the percentage of completion method of accounting.

Revenue from wagering at Company owned or operated sites is recognized as a percentage of the amount wagered by our customers at the time of the wager.

Revenue from the provision of facilities management services to non-Company owned wagering sites is recognized as a percentage of the amount wagered by our customers’ patrons at the time of the wager pursuant to the terms of the contract.

Valuation of long-lived and intangible assets and goodwill

We assess the recoverability of long-lived assets and intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors we consider important which could trigger an impairment review include:

•       significant underperformance relative to expected historical performance or projected future operating results;

•       significant changes in the manner of or use of the acquired assets or the strategy of our overall business;

•       significant adverse change in the legality of our business ventures or the business climate in which we operate; and

•       loss of a significant customer.

When we determine that the carrying value of the long-lived assets, intangible assets and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on the projected discounted cash flow, using a discount rate equal to our weighted average cost of capital, or by a comparison to third party indications of fair market value. At December 31, 2005, the net carrying value of our long-lived assets, intangible assets and goodwill amounted to approximately $839 million.

We performed an annual impairment test for fiscal 2004 and 2005 in accordance with SFAS 142 and no adjustment was required to the carrying value of our goodwill or intangible assets with indefinite useful lives as of December 31, 2004 or 2005.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the book and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. The Company establishes a valuation allowance for deferred tax assets for which realization is unlikely.

The Company accounts for income tax contingencies in accordance with the Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”.

Management estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve percentage of completion for contracted lottery and pari-mutuel wagering systems, as discussed above, evaluation of the recoverability of assets including accounts receivable, inventories and long-lived assets and the assessment of litigation and contingencies, and income taxes.

Management specifically evaluates the recoverability of accounts receivable by analyzing historical bad debts, customer concentrations, customer credit-worthiness, past collection experiences with specific customers, current economic trends and changes in customer payment terms. We do not require our customers to provide collateral for services provided pursuant to our service contracts. For sales of equipment and wagering systems to international customers we generally require that no less than a significant portion of the amounts to be paid be collateralized by irrevocable letters of credit. Changes in the underlying financial condition of our customers could result in a material impact to our results of operation and financial position.

Our inventory consists principally of parts and finished goods to which we provide a reserve for obsolete and slow moving items. We continually evaluate the adequacy of our reserves by reviewing historical rates of scrap, on-hand quantities as compared to historical and projected usage levels, orders for new equipment, and contractual requirements to service our installed base of equipment.

We record a liability pertaining to pending litigation based on our best estimate of a probable loss, if any, or at the minimum end of the range of loss in circumstances where the range of loss can be reasonably estimated. Because of uncertainties surrounding the nature of litigation and the ultimate liability to us, if any, we continually revise our estimated losses as additional facts become known.

Internal Control over Financial Reporting

During 2004, we held a minority equity interest in an incorporated Italian consortium (which was formed in 2003 and began operations in mid-2004) that was accounted for under the cost basis of accounting. Subsequent to year end, we determined that because we had a 20% equity interest in an entity of that type, our pro-rata share of losses of the consortium in 2004 should have been recognized using the equity method of accounting. An adjustment for this matter along with certain other adjustments related to non-routine or complex accounting matters, which in the aggregate were material to the financial statements, were necessary to fairly present the financial statements for the year ended December 31, 2004 in accordance with generally accepted accounting principles in the United States. As a result, when we assessed the effectiveness of our internal controls over financial reporting as of December 31, 2004, we had a material weakness in the design of internal controls because we had insufficient personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters, such as the treatment of the Italian consortium.

In 2005, we remediated our material weakness in the design of internal controls over financial reporting. We added additional personnel resources to our financial staff and established a review process that addresses current and future complex and standard accounting issues that affect our business. We also improved our accounting research abilities by subscribing to multiple accounting resources and publications. As of December 31, 2005, we believe our internal controls over financial reporting are effective.

Related Party Transactions

Statement of Financial Accounting Standards No. 57, Related Party Disclosures, requires us to identify and describe material transactions involving related persons or entities and to disclose information necessary to understand the effects of such transactions on our consolidated financial statements. We are not a party to material transactions involving related persons or entities.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following analysis compares our results of operations for the year ended December 31, 2005 to the results for the year ended December 31, 2004.

Overview

Revenue Analysis

For the year ended December 31, 2005, total revenue was $781.7 million compared to $725.5 million, an improvement of $56.2 million or 8% overall as compared to the prior year. Our service revenue was $639.3 million compared to $591.0 million in fiscal year 2004, an increase of $48.3 million, or 8%. Our sales revenue was $142.4 million compared to $134.5 million in the prior year, an increase of $7.9 million, or 6%.

Expense Analysis

Cost of services of $351.4 million for the year ended December 31, 2005 were $32.4 million or 10% higher than in 2004. This increase is due to higher operating costs in each segment. Cost of sales of $100.6 million for the year ended December 31, 2005 were $8.4 million or 9% higher than in 2004 due to higher sales revenues in the Printed Products Group and the Diversified Gaming Group. Amortization of service contract software of $7.0 million for the year ended December 31, 2005 was $1.2 million higher than 2004 because of the addition of new customers.

Selling, general and administrative expenses of $131.8 million for the year ended December 31, 2005 were $26.6 million or 25% higher than for 2004. This increase is due to a charge relating to the curtailment of our Supplemental Executive Retirement Plan (the “SERP”) for approximately $12.4 million (see Note 16 to the Consolidated Financial Statements). Also contributing to the increase is a non tax-deductible charge of $1.7 million in connection with the earn-out on the Honsel acquisition, $3.0 million of unanticipated legal and related consulting and severance expenses in connection with unusual matters in North Carolina, Chile, New Jersey and elsewhere, incurred charges of $2.4 million for restructuring costs and to discontinue certain unprofitable racing-related businesses and the compensation and recruitment expenses of newly appointed key personnel such as the Chief Operating Officer.

Depreciation and amortization expense, including amortization of service contract software, of $66.8 million for the year ended December 31, 2005 increased $5.5 million or 9% from 2004, primarily due to the addition of new lottery contracts, including Colorado, Puerto Rico and Oklahoma.

Interest expense of $26.5 million for the year ended December 31, 2005 decreased $4.4 million or 14% from 2004, primarily as a result of the lower interest rates associated with our December 2004 debt structure.

Equity in loss of joint ventures reflects our share of the losses of the Italian joint venture in connection with the operation of the Italian Gratta e Vinci instant lottery. In 2005, our share of the consortium’s losses totaled $1.7 million compared to $6.1 million in 2004. In 2004 the joint venture experienced costs in excess of revenues relating to the re-launch of the lottery. The loss in 2005 was less than in 2004 because of increased sales of instant tickets. Also included in equity loss in joint ventures is our 50% share of the losses of our joint venture with Electronic Game Card, Inc. (“EGC”) in connection with our efforts to jointly market and promote electronic lottery game cards. In 2005, our share of the EGC joint venture’s losses totaled approximately $0.4 million compared to $0 in 2004.

The effective tax rate decreased to 27.3% in 2005 from 30.5% in 2004. In 2005, the Company recorded a federal tax benefit of 5.8% related to the realization of research and development credits, of which 4.5% will not recur. In 2005, the Company also recorded a federal benefit of 3.7% from the amortization of original issue discount related to the issuance of long term debt in 2004. The Company’s tax rate will continue to reflect a benefit from this amortization through 2010. The effect of these tax benefits were partially offset by a 4.2% reduction in the federal tax benefit for extraterritorial income exclusion and a smaller release of the valuation allowance in 2005 of 1.7%.

Segment Overview

	Year Ended December 31, 2005
	(in thousands)
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$331,087	175,843	132,397	639,327
Sales revenues	72,214	59,829	10,313	142,356
Total revenues	403,301	235,672	142,710	781,683

Cost of services (exclusive of depreciation and amortization)	170,097	87,290	94,043	351,430
Cost of sales (exclusive of depreciation and amortization)	52,193	41,387	7,041	100,621
Amortization of service contract software	—	4,778	2,229	7,007
Selling, general and administrative expenses	43,969	29,684	15,528	89,181
Depreciation and amortization	18,250	28,744	11,614	58,608
Segment operating income	$118,792	43,789	12,255	174,836
Unallocated corporate selling, general and administrative costs and depreciation and amortization expense				43,842
Consolidated operating income				$130,994
Interest expense				$26,548

	Year Ended December 31, 2004
	(in thousands)
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$261,737	189,319	139,928	590,984
Sales revenues	67,865	62,506	4,140	134,511
Total revenues	329,602	251,825	144,068	725,495

Cost of services (exclusive of depreciation and amortization)	136,819	92,683	89,487	318,989
Cost of sales (exclusive of depreciation and amortization)	49,809	40,041	2,381	92,231
Amortization of service contract software	—	3,338	2,461	5,799
Selling, general and administrative expenses	34,774	30,169	13,579	78,522
Depreciation and amortization	14,196	27,579	12,759	54,534
Segment operating income	$94,004	58,015	23,401	175,420
Unallocated corporate selling, general and administrative costs and depreciation and amortization expense				27,696
Consolidated operating income				$147,724
Interest expense				$30,952

Printed Products

For the year ended December 31, 2005, total revenue for Printed Products was $403.3 million compared to $329.6 million in the year ended December 31, 2004, an increase of $73.7 million, or 22%. For the year ended December 31, 2005, service revenue for Printed Products was $331.1 million compared to $261.7 million in the corresponding prior year, an increase of $69.4 million, or 27%. The increase was attributable to the strong demand for our branded and licensed property lottery contracts and strong sales of instant lottery tickets, partially offset by a $1.4 million defective ticket charge.

Printed Products sales revenue for the year ended December 31, 2005, was $72.2 million compared to $67.9 million for the year ended December 31, 2004, an increase of $4.3 million, or 6%. The increase was due to the addition of Honsel from the beginning of fiscal year 2005, partially offset by an $11.3 million decrease in phone card sales primarily due to a large sale in 2004 to a customer in Africa that did not recur in 2005 and to a lesser extent the change in mix of sheet and web based products and continued phone industry pricing pressures.

 Cost of services of $170.1 million for the year ended December 31, 2005 were $33.3 million or 24% higher than in 2004. This increase is due to higher operating costs as a result of the higher revenue for the year along with a $2.2 million defective ticket charge.  Cost of sales of $52.2 million for the year ended December 31, 2005 were $2.4 million or 5% higher than in 2004 due to a 6% increase in sales revenues.

Selling, general and administrative expenses of $44.0 million for the year ended December 31, 2005 were $9.2 million or 26% higher than in the year ended December 31, 2004. This increase is primarily due to incremental selling, general and administrative expenses from the addition of Honsel for the full year, a non tax-deductible charge of $1.7 million in connection with the earn-out on the Honsel acquisition and unanticipated legal and related consulting and severance expenses of $1.3 million in connection with unusual matters in North Carolina and Chile.

Depreciation and amortization expense, including amortization of service contract software, of $18.3 million for the year ended December 31, 2005 increased $4.1 million or 29%, as compared to the year ended December 31, 2004, primarily due to a full year of Honsel and increased amortization costs because of the addition of new properties for our licensed product offerings.

Lottery Systems

For the year ended December 31, 2005 total revenue for Lottery Systems was $235.7 million compared to $251.8 million in the year ended December 31, 2004, a decrease of $16.2 million, or 6%. Lottery Systems service revenue for the year ended December 31, 2005 was $175.8 million compared to $189.3 million for the year ended December 31, 2004, a decrease of $13.5 million, or 7%. The decrease was primarily due the loss of approximately $30.0 million of revenues on the Florida online lottery contract, which ended in January 2005, partially offset by the addition of new contracts which began in 2005.

Lottery Systems sales revenue for the year ended December 31, 2005, was $59.8 million compared to $62.5 million for the year ended December 31, 2004, a decrease of $2.7 million, or 4%. The decrease was due to lower sales of lottery systems and terminals.

Cost of services of $87.3 million for the year ended December 31, 2005 was $5.4 million or 6% lower than in 2004. This decrease is due to reduced operating costs associated with the Florida online lottery contract, partially offset by higher operating costs as a result of the addition of new customers. Cost of sales of $41.4 million for the year ended December 31, 2005 were $1.3 million or 3% higher than in 2004 due to a sales mix that yielded slightly less margins in 2005.

Selling, general and administrative expenses of $29.7 million for the year ended December 31, 2005 were $0.5 million or 2% lower than in the year ended December 31, 2004. This decrease is primarily the result of the lower revenues for 2005.

Depreciation and amortization expense, including amortization of service contract software, of $33.5 million for the year ended December 31, 2005 increased $2.6 million or 8%, as compared to the year ended December 31, 2004, primarily due to the amortization of deferred installation costs of new contracts.

Diversified Gaming

For the year ended December 31, 2005, total revenue for Diversified Gaming was $142.7 million compared to $144.1 million in the year ended December 31, 2004, a decrease of $1.4 million, or 1%. Diversified Gaming service revenue for the year ended 2005 was $132.4 million compared to $ 139.9 million from the year ended 2004, a decrease of $7.5 million, or 5%. The decrease in service revenues reflects lower Handle in the domestic and foreign pari-mutuel and venue management businesses, the loss of the New York Racing Association (“NYRA”) contract, and a smoking ban in Connecticut that became effective at the beginning of the second quarter of 2004, partially offset by the addition of the Maine OTB operation and higher non-wagering services. We believe the trend in reduced wagering will continue in the future.

Diversified Gaming sales revenue for the year ended December 31, 2005 was $10.3 million compared to $4.1 million in the prior fiscal year, an increase of $6.2 million.  The increase was due to increased system sales in Europe in 2005. Pari-mutuel system sales usually reflect a limited number of large transactions, which do not recur on an annual basis.

Cost of services of $94.0 million for the year ended December 31, 2005 were $4.6 million or 5% higher than in 2004. This increase is due to higher operating costs as a result of weather related losses due to hurricanes, the integration of four European racing operations into our European racing center in Essen, Germany, costs associated with the termination of certain unprofitable racing contracts, increased communications and $0.4 million of restructuring costs in the Netherlands. Cost of sales of $7.0 million for the year ended December 31, 2005 were $4.7 million higher than in 2004 due to a 149% increase in sales revenues.

Selling, general and administrative expenses of $15.5 million for the year ended December 31, 2005 were $1.9 million or 14% higher than in the year ended December 31, 2004. This increase is primarily due to charges of $2.4 million relating to restructuring costs in Europe and the discontinuance of certain unprofitable racing contracts along with higher compensation, professional fees and marketing costs.

Depreciation and amortization expense, including amortization of service contract software, of $13.8 million for the year ended December 31, 2005 decreased $1.4 million or 9%, as compared to the year ended December 31, 2004, primarily due to fixed assets that are now fully depreciated.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

The following analysis compares our results of operations for the year ended December 31, 2004 to the results for the year ended December 31, 2003.

Overview

Revenue Analysis

For the year ended December 31, 2004, total revenue was $725.5 million compared to $560.9 million, an improvement of $164.6 million or 29% overall as compared to the prior year. Our service revenue was $591.0 million compared to $452.6 million in fiscal year 2003, an increase of $138.4 million, or 31%. Our sales revenue was $134.5 million compared to $108.3 million in the prior year, an increase of a $26.2 million, or 24%.

Expense Analysis

Cost of services of $319.0 million for the year ended December 31, 2004 were $71.3 million or 29% higher than in 2003. This increase is primarily due to higher operating costs as a result of the purchase of the IGT Online Entertainment Systems, Inc. (“OES”) business in the fall of 2003. Cost of sales of $92.2 million for the year ended December 31, 2004 were $16.1 million or 21% higher than in 2003 due to a 24% increase in sales revenues in 2004.  Amortizaton of service contract software of $5.8 million for the year ended December 31, 2004 was $0.5 million higher than in 2003 because of the addition of new customers in the Lottery Systems Group.

Selling, general and administrative expenses of $105.3 million for the year ended December 31, 2004 were $25.2 million or 31% higher than for 2003. This increase is primarily due to incremental selling, general and administrative expenses from the addition of OES for the full year. Also included is an increase of approximately $4.5 million for legal and consulting fees relating to the international tax restructuring costs and Sarbanes-Oxley compliance efforts.

Depreciation and amortization expense, including amortization of service contract software, of $61.3 million for the year ended December 31, 2004 increased $13.6 million or 29% from 2003, primarily due to the acquisition of OES and the amortization of deferred installation costs of new lottery contracts.

Interest expense of $31.0 million for the year ended December 31, 2004 increased $4.6 million or 17% from 2003, primarily as a result of the increased debt in November 2003.

Equity in loss of joint venture of $6.1 million was the result of the launch of the Italian Gratta e Vinci instant lottery during 2004. Such charge represents our share of the losses of the consortium in 2004.

The effective tax rate decreased to 30.5% in 2004 from 36.0% in 2003. The decrease in effective tax rate is attributable to the federal benefit of the extraterritorial income exclusion and a decrease in the valuation allowance for certain deferred tax assets.

Segment Overview

	Year Ended December 31, 2004
	(in thousands)
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$261,737	189,319	139,928	590,984
Sales revenues	67,865	62,506	4,140	134,511
Total revenues	329,602	251,825	144,068	725,495

Cost of services (exclusive of depreciation and amortization)	136,819	92,683	89,487	318,989
Cost of sales (exclusive of depreciatioan and amortization)	49,809	40,041	2,381	92,231
Amortization of service contract software	—	3,338	2,461	5,799
Selling, general and administrative expenses	34,774	30,169	13,579	78,522
Depreciation and amortization	14,196	27,579	12,759	54,534
Segment operating income	$94,004	58,015	23,401	175,420
Unallocated corporate selling, general and administrative costs and depreciation and amortization expense				27,696
Consolidated operating income				$147,724
Interest expense				$30,952

	Year Ended December 31, 2003
	(in thousands)
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$236,003	71,817	144,744	452,564
Sales revenues	48,263	54,685	5,399	108,347
Total revenues	284,266	126,502	150,143	560,911

Cost of services (exclusive of depreciation and amortization)	123,741	35,706	88,283	247,730
Cost of sales (exclusive of depreciation and amortization)	32,408	40,884	2,790	76,082
Amortization of service contract software	—	2,947	2,365	5,312
Selling, general and administrative expenses	28,110	17,426	14,611	60,147
Depreciation and amortization	12,248	15,701	13,719	41,668
Segment operating income	$87,759	13,838	28,375	129,972
Unallocated corporate selling, general and administrative costs and depreciation and amortization expense				20,632
Consolidated operating income				$109,340
Interest expense				$26,397

Printed Products

For the year ended December 31, 2004, total revenue for Printed Products was $329.6 million compared to $284.3 million in the year ended December 31, 2003, an increase of $45.3 million, or 16%. For the year ended December 31, 2004, service revenue for Printed Products was $261.7 million compared to $236.0 million in the corresponding prior year, an increase of $25.7 million, or 11%. The balance of the increase reflects continued strong demand for instant tickets and branded and licensed property lottery contracts in the U.S. markets.

Printed Products sales revenue for the year ended December 31, 2004, was $67.9 million compared to $48.3 million for the year ended December 31, 2003, an increase of $19.6 million, or 41%. The increase reflects increased sales to emerging markets such as Africa, combined with favorable foreign exchange rates.

Cost of services of $136.8 million for the year ended December 31, 2004 were $13.1 million or 11% higher than in 2003. This increase is due to higher operating costs as a result of the higher revenues during the year.  Cost of sales of $49.8 million for the year ended December 31, 2004 were $17.4 million or 54% higher than in 2003 due to a 41% increase in sales revenues.

Selling, general and administrative expenses of $34.8 million for the year ended December 31, 2004 were $6.7 million or 24% higher than in the year ended December 31, 2003. This increase is primarily due to increased revenues from instant tickets and branded and licensed property lottery contracts.

Depreciation and amortization expense, including amortization of service contract software, of $14.2 million for the year ended December 31, 2004 increased $1.9 million or 16%, as compared to the year ended December 31, 2003, primarily due to increase amortization costs because of the addition of new properties for our licensed product offerings.

Lottery Systems

For the year ended December 31, 2004, total revenue for Lottery Systems was $251.8 million compared to $126.5 million in the year ended December 31, 2003, an increase of $125.3 million, or 99%. Lottery Systems service revenue for the year ended December 31, 2004 was $189.3 million compared to $71.8 million for the year ended December 31, 2003, an increase of $117.5 million, or 164%. The increase was attributable to a full year of operations of OES, representing approximately $112 million year over year increase.

Lottery Systems sales revenue for the year ended December 31, 2004, was $62.5 million compared to $54.7 million for the year ended December 31, 2003, an increase of $7.8 million, or 14%. The increase was due to a full year of operations of OES coupled with an increase in international sales offset by reduced sales in the non-OES U.S. lottery systems.

Cost of services of $92.7 million for the year ended December 31, 2004 was $57.0 million or 160% higher than in 2003. This increase is due to higher operating costs as a result of the addition of the OES business in the fall of 2003 and higher revenues during the year. Cost of sales of $40.0 million for the year ended December 31, 2004 were $0.8 million or 2% lower than in 2003 due to a change in the mix of products sold.

Selling, general and administrative expenses of $30.2 million for the year ended December 31, 2004 were $12.7 million or 73% higher than in the year ended December 31, 2003. This increase is primarily due to incremental selling, general and administrative expenses from the addition of OES for the full year.

Depreciation and amortization expense, including amortization of service contract software, of $30.9 million for the year ended December 31, 2004 increased $12.3 million or 66%, as compared to the year ended December 31, 2003, primarily due to the acquisition of OES and the amortization of deferred installation costs of new Lottery Systems contracts.

Diversified Gaming

For the year ended December 31, 2004, total revenue for Diversified Gaming was $144.1 million compared to $150.1 million in the year ended December 31, 2003, a decrease of $6.1 million, or 4%. Diversified Gaming service revenue for the year ended 2004 was $139.9 million compared to $ 144.7 million from the year ended 2003, a decrease of $4.8 million, or 3%. The decrease in service revenues reflects a $1.0 million one-time adjustment, lower Handle in the domestic and foreign pari-mutuel operations, a decrease in transponder lease revenue of approximately $0.7 million as a result of the elimination of an extra transponder at the end of 2003 and a smoking ban in Connecticut that became effective at the beginning of the second quarter of 2004.

Diversified Gaming sales revenue for the year ended December 31, 2004 was $4.1 million compared to $5.4 million in the prior fiscal year a decrease of $1.3 million, or 24%.  The decline is a result of lower sales volume for the 2004 fiscal year.

Cost of services of $89.5 million for the year ended December 31, 2004 were $1.2 million or 1% higher than in 2003. This increase is primarily due to a charge of approximately $3.1 million for unusual charges. Cost of sales of $2.4 million for the year ended December 31, 2004 were $0.4 million lower than in 2003 due to a 24% decrease in sales revenues.

Selling, general and administrative expenses of $13.6 million for the year ended December 31, 2004 were $1.0 million or 7% lower than in the year ended December 31, 2003. This decrease is primarily due to $3.0 million in costs in the year ended December 31, 2003, associated with the relocation of our pari-mutuel operations from Delaware to Georgia, partially offset by higher costs in the international pari-mutuel and venue management operations and higher professional fees in the U.S. operations.

Depreciation and amortization expense, including amortization of service contract software, of $15.2 million for the year ended December 31, 2004 decreased $0.9 million or 5%, as compared to the year ended December 31, 2003, primarily due to fixed assets that are now fully depreciated.

Liquidity, Capital Resources and Working Capital

In December 2004, we entered into a series of financial transactions structured to create additional borrowing capacity, loosen certain financial covenants, extend the average maturity of our debt, lower our average cost of borrowing, and reduce our exposure to rising interest rates. We sold $275 million of 0.75% convertible senior subordinated debentures due 2024 (the “Convertible Debentures”), sold $200 million of 6.25% senior subordinated notes due 2012 (the “2004 Notes”), and entered into a new senior secured credit facility (the “2004 Facility”) which consists of a $250 million revolving credit facility due December 2009 and a $100 million Term Loan B due December 2009, (together, the Convertible Debentures, the 2004 Notes and the 2004 Facility, the “2004 Securities”).  The proceeds of the 2004 Securities, net of fees and expenses, were used to redeem approximately $57.9 million of the 2000 Notes (the remainder of which were redeemed in August 2005), to pay the related $6.9 million redemption premium and consent fee related to these redemptions, and to replace our existing senior secured credit facility (the “2003 Facility”).

On December 23, 2004, the Company entered into the 2004 Facility which consists of a $250 million revolving credit facility, of which $22 million was borrowed at closing, and a $100 million Term B Loan. The initial drawings under the 2004 Facility were used to repay a portion of existing senior indebtedness in conjunction with the refinancings completed in December 2004. Loans under the 2004 Facility carry interest at the Base Rate plus a margin of 0.75% per annum, or at the rate of LIBOR plus a margin of 1.75% per annum, subject to quarterly adjustment of the margin, after June 23, 2005, based on the Company’s prevailing Consolidated Leverage Ratio. Margins on Base Rate and LIBOR loans range from 1.00% to 0.25% and from 2.00% to 1.25%, respectively, with the lowest levels achieved when the Company’s Consolidated Leverage Ratio is less than 2.00 to 1.00. The Term B Loan matures in December 2009 and requires quarterly principal payments of $0.25 million through December 31, 2008 plus four quarterly principal payments of $24 million in 2009. The 2004 Facility is secured by a first priority, perfected lien on: (i) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its 100%-owned domestic subsidiaries; (ii) 100% of the capital stock of all of the direct and indirect owned domestic subsidiaries and 65% of the capital stock of all of the 100%-owned first-tier foreign subsidiaries of the Company; and (iii) all inter-company indebtedness owing between the Company and its 100%-owned domestic subsidiaries. The 2004 Facility is supported by guarantees provided by all of the Company’s direct and indirect 100%-owned domestic subsidiaries.

In addition, the 2004 Facility is subject to the following mandatory prepayments, with certain customary exceptions: (i)  50% of the net cash proceeds from the sale or issuance of equity if the Company’s Consolidated Leverage ratio exceeds 3.00 to 1.00; (ii) 100% of the net cash proceeds from the sale or issuance of debt securities; and (iii) 100% of the net proceeds from the sale of assets and casualty insurance proceeds, subject to a reinvestment exclusion limited to $80 million per annum.

The Credit Agreement governing the 2004 Facility contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of the Company’s subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets. Additionally, the Credit Agreement contains the following financial covenants that are computed quarterly on a rolling four-quarter basis as applicable:

•       A maximum Consolidated Leverage Ratio of 3.75, which will be reduced according to the terms of the 2004 Credit Agreement on July 1, 2006, from which date until December 2009 the ratio shall be 3.50. Consolidated Leverage Ratio means the ratio of (x) the aggregate stated balance sheet amount of the Company’s indebtedness determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter for which such determination is being made to (y) Consolidated EBITDA for the four consecutive fiscal quarters ended on the last day of the fiscal quarter for which such determination is being made.

•       A minimum Consolidated Fixed Charge Coverage Ratio of 1.00 until December 2009. Consolidated Fixed Charge Coverage Ratio means, as of any date of determination, the ratio computed for the

Company’s four most recent fiscal quarters of (x) Consolidated EBITDA to (y) the sum of (i) total interest expense less non-cash amortization costs included in interest expense, (ii) scheduled payments of principal on indebtedness, (iii) capital expenditures and (iv) all income taxes paid in cash.

•       A maximum Consolidated Senior Debt Ratio of 2.00, which will be reduced according to the terms of the 2004 Credit Agreement on July 1, 2006, from which date until December 2009 the ratio shall be 1.75. Consolidated Senior Debt Ratio means the ratio of (x) the aggregate stated balance sheet amount of the Company’s indebtedness, the 2004 Notes and the Convertible Debentures determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter for which such determination is being made to (y) Consolidated EBITDA for the four consecutive fiscal quarters ended on the last day of the fiscal quarter for which such determination is being made.

For purposes of the foregoing limitations, Consolidated EBITDA means the sum of (i) consolidated net income, (ii) consolidated interest expense with respect to all outstanding indebtedness, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense and (vi) certain adjustments, in each case for the period being measured, all of the foregoing as determined on a consolidated basis for the Company and its subsidiaries in accordance with GAAP.

The Company was in compliance with its covenants as of December 31, 2005 and for all of the quarters included in the fiscal year 2005.

Our contractual obligations and commercial commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations, as set forth in the table below:

	Cash Payments Due by Period
	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in thousands)
Contractual Obligations:
Long-term debt, 6 1/4% notes	200,000	—	—	—	200,000
Long-term debt, 0.75% notes (1)	275,000	—	—	—	275,000
Long-term debt, Term B Loan	99,000	1,000	2,000	96,000	—
Other long term debt	6,735	5,055	993	237	450
Interest expense (2)	150,988	20,878	41,175	35,057	53,878
Operating leases	51,478	11,483	19,832	10,876	9,287
Other long-term liabilities (3)	5,607	191	4,458	206	752
Total contractual cash obligations	$788,808	38,607	68,458	142,376	539,367

(1)             The 0.75% Convertible Debentures are due 2024. However, these Convertible Debentures could require cash payment before that date if holders of these Convertible Debentures elect to convert the Convertible Debentures when the market price of our common stock equals or exceeds $34.92, subject to certain conditions, if we call the Convertible Debentures for redemption, or upon certain corporate transactions.

(2)             Based on rates in effect at December 31, 2005.

(3)             Because of the uncertainty as to the timing of such payments, we have excluded cash payments related to our contractual obligations for our pension plans and deferred compensation plans of approximately $38.0 million at December 31, 2006.

At December 31, 2005, we had outstanding letters of credit of $30.3 million, but no outstanding borrowings under the revolving credit facility, leaving us with a total availability of $219.7 million as compared to $199.9 million at December 31, 2004. Our ability to borrow under the 2004 Facility will depend on our remaining in compliance with the limitations imposed by our lenders, including the maintenance of the specified financial covenants.

In August 2005, we paid cash of $8.1 million, including a $0.5 million redemption premium, to redeem all of the remaining 12 ½% Senior Subordinated Notes due 2010.

In August 2004, the holders of our Series A Convertible Preferred Stock converted all outstanding shares into shares of our Class A Common Stock and we redeemed their holdings of our Series B Preferred Stock for a nominal amount. Prior to conversion, our Series A Convertible Preferred Stock required dividend payments at a rate of 6% per annum. Prior to 2004, we satisfied the dividend requirement using additional shares of convertible preferred stock.  From March 2004 until conversion in August 2004, we paid the dividend in cash.

Our pari-mutuel wagering and online lottery systems service contracts require us to, among other things, maintain the central computing system and related hardware in efficient working order, provide added software functionality upon request, provide on-site computer operators, and furnish necessary supplies. Our primary expenditures associated with these services are personnel and related costs, which are expensed as incurred and are included in Operating Expenses Services in the consolidated statements of income. Historically, the revenues we derive from our pari-mutuel wagering and lottery systems service contracts have exceeded the direct costs associated with fulfilling our obligations thereunder. We expect that we will continue to realize positive cash flow and operating income as we extend or renew existing service contracts. We also expect that we will enter into new contracts that are accretive to our cash flow. In addition, through advancements in technology, we are continually deploying more efficient and cost effective methods for manufacturing and delivering our products and services to our customers. We expect that technological efficiencies will continue to positively impact our future cash flows and operating results. We are not party to any other material short-term or long-term obligations or commitments pursuant to these service contracts.

Periodically, we bid on new pari-mutuel and online lottery contracts. Once awarded, these contracts generally require significant up-front capital expenditures for terminal assembly, customization of software, software and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels and/or our ability to borrow at commercially acceptable rates to finance the initial up front costs. Once operational, long-term service contracts have been accretive to our operating cash flow. The actual level of capital expenditures will ultimately largely depend on the extent to which we are successful in winning new contracts. Furthermore, our pari-mutuel wagering network consists of approximately 26,000 wagering terminals. Periodically, we elect to upgrade the technological capabilities of older terminals and replace terminals that have exhausted their useful lives. We presently have no commitments to replace our existing terminal base, and our obligation to upgrade the terminals is discretionary. Servicing our installed terminal base requires that we maintain a supply of parts and accessories on hand. We are also required, contractually in some cases, to provide spare parts over an extended period of time, principally in connection with our systems and terminal sale transactions. To meet our contractual obligations and maintain sufficient levels of on-hand inventory to service our installed base, we purchase inventory on an as-needed basis. We presently have no inventory purchase obligations, other than in the ordinary course of business.

At December 31, 2005, our available cash, short-term investments and borrowing capacity totaled $258.6 million compared to $318.6 million at December 31, 2004. The amount of our available cash and short-term investments fluctuates principally based on the timing of collections from our customers, cash expenditures associated with new and existing pari-mutuel wagering and lottery systems contracts, borrowings or repayments under our credit facilities and changes in our working capital position. The decrease in our available cash from the December 31, 2004 level principally reflects the net cash provided by operating activities for the year ended December 31, 2005 of $200.9 million, offset by wagering and other capital expenditures and other investing activities totaling $174.5 million, acquisition related payments of $24.8 million and $35.3 million of payments on long-term debt. The $200.9 million of net cash provided by operating activities is derived from $188.6 million of net cash provided by operations coupled with $12.3 million provided by changes in working capital. The working capital changes occurred principally from decreases in short-term investments, along with increases in accounts payable, offset by increases in accounts receivable, inventories, other current assets and decreases in accrued liabilities. Capital expenditures of $32.4 million in the year ended December 31, 2005 are greater than similar expenditures totaling $27.3 million in the corresponding period in 2004. Wagering system expenditures, including software expenditures, totaled $127.8 million in the year ended December 31, 2005, compared to $67.2 million in 2004. This increase is primarily due to the new lottery contracts in Puerto Rico, Spain, Mexico,

Oklahoma and Colorado. Cash flow from financing activities principally reflects the repayments of borrowings under the 2004 Facility.

At December 31, 2004, our available cash, short-term investments and borrowing capacity totaled $318.6 million compared to $106.5 million at December 31, 2003. Our available cash, short-term investments and borrowing capacities fluctuate principally based on the timing of collections from our customers, cash expenditures associated with new and existing pari-mutuel wagering and lottery systems contracts, repayment of our outstanding debt and changes in our working capital position. For the year ended December 31, 2004, net cash provided by operating activities of $123.1 million exceeded cash used in investing activities of $144.5 million, excluding funds used for acquisitions and debt financing fees. The $123.1 million of net cash provided by operating activities is derived from net cash provided by operations of $159.7 million less $36.6 million that was used to fund changes in working capital. The working capital changes occurred principally from decreases in accrued liabilities and increases in short-term investments, partially offset by increases in accounts payable. Capital expenditures of $27.3 million in 2004 increased $12.7 million from the prior year primarily due to the build out of the Alpharetta, Georgia facility and the purchase of a short-run printing press. Wagering systems expenditures of $53.2 million in 2004, increased $32.1 million from the prior year primarily due to new online lottery contracts in Colorado and Puerto Rico. Cash flow from financing activities of $46.2 million reflects the December 2004 financing transactions discussed above, plus $22.0 million of borrowings under our 2004 Facility less a net payment of $29.3 million for the bond hedge transaction.

We believe that our cash flow from operations, available cash and available borrowing capacity under the 2004 Facility will be sufficient to meet our liquidity needs, including anticipated capital expenditures, for the foreseeable future; however, there can be no assurance that this will be the case. While we are not aware of any particular trends, our contracts periodically renew and there can be no assurance that we will be successful in sustaining our cash flow from operations through renewal of our existing contracts or through the addition of new contracts. In addition, lottery customers in the United States generally require service providers to provide performance bonds in connection with each state contract. Our ability to obtain performance bonds on commercially reasonable terms is subject to prevailing market conditions, which may be impacted by economic and political events. Although we have not experienced any difficulty obtaining such bonds, we cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. While we are not aware of any reason to do so, if we need to refinance all or part of our indebtedness, on or before maturity, or provide letters of credit or cash in lieu of performance bonds, we cannot assure you that we will be able to obtain new financing or to refinance any of our indebtedness, on commercially reasonable terms or at all.

Further, the terms of the indenture governing the Convertible Debentures give holders the right to convert the Convertible Debentures when the market price of our Class A Common Stock exceeds a defined target market price. The terms of such indenture require us to pay cash for the face amount of the Convertible Debentures which have been presented for conversion, with the value of the difference between the stated conversion price and the prevailing market price payable by our issuance of additional shares of our Class A Common Stock. We cannot offer any assurance that we will have sufficient available cash to pay for the Convertible Debentures presented to us for conversion nor can we offer any assurance that we will be able to refinance all or a portion of the converted Convertible Debentures at that time.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) would require the measurement of all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements.  SFAS No. 123(R) was originally effective for periods beginning after June 15, 2005; however, in April 2005, the Securities and Exchange Commission (“SEC”) changed the effective date of SFAS No. 123(R) to fiscal years beginning after June 15, 2005 for non-small business issuers. SFAS No. 123(R) provides alternative methods of adoption, which include prospective application and a modified retroactive application. We will adopt SFAS 123(R) on January 1, 2006 using the modified prospective transition method. Under modified prospective application, FAS 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

Based on the grants issued prior to January 1, 2006 and are unvested at January 1, 2006, We anticipate recognizing share-based compensation expense in 2006 of approximately $16.2 million.

The total share based compensation expense in the 2006 financial statements cannot be predicted at this time because we expect to continue our policy of granting share-based payment awards in the future. Based on this policy, the 2006 approximated value should increase throughout the year based on the number of shares awarded. SFAS 123(R) also requires that the classification of tax benefits associated with exercising stock options will change from an operating cash flow activity to a financing cash flow activity. This will reduce our net operating cash flows and increase the net financing cash flows in 2006. We cannot estimate the impact on the cash flow statement as it is dependent on the amount and timing of employee stock option exercises.

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS 143 and requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The types of asset retirement obligations that are covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity; however, the timing and/or method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than fiscal years ending after December 15, 2005. We have applied the guidance of FIN 47, which did not have a material impact on our financial statements.

ITEM 8.               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

Management’s Report on Internal Control
Over Financial Reporting

We prepared and are responsible for the financial statements that appear in our Annual Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America, and therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management of the Company assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that and that the Company’s internal control over financial reporting was effective as of December 31, 2005.

The Company’s independent registered public accounting firm has issued a report on management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005. That report appears in our Annual Report on Form 10-K under the heading Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

/s/ A. Lorne Weil	/s/ DeWayne Laird
A. Lorne Weil	DeWayne Laird
Chairman and	Vice President and
Chief Executive Officer	Chief Financial Officer

March 16, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Scientific Games Corporation

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Scientific Games Corporation and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005, of the Company and our report dated March 16, 2006, expressed an unqualified opinion on those financial statements and financial statement schedule.

DELOITTE & TOUCHE LLP

Atlanta, GA
March 16, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Scientific Games Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Scientific Games Corporation and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Schedule II. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Scientific Games Corporation and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 16, 2006 (June 8 2006 as to the effects of the change in segments described in Notes 1a, 1k, 6 and 18)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2005

(in thousands, except per share amounts)

	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$66,120	38,942
Short-term investments	52,525	—
Accounts receivable, net of allowance for doubtful accounts of $4,818 and $6,149 in 2004 and 2005, respectively	106,991	129,250
Inventories	28,062	40,148
Deferred income taxes	414	14,242
Prepaid expenses, deposits and other current assets	41,385	31,971
Total current assets	295,497	254,553
Property and equipment, at cost	544,387	666,469
Less accumulated depreciation	272,961	300,250
Net property and equipment	271,426	366,219
Goodwill	311,931	339,169
Operating right, net	14,020	14,020
Other intangible assets, net	80,182	73,269
Other assets and investments	120,169	125,283
Total assets	$1,093,225	1,172,513
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$4,370	6,055
Accounts payable	40,923	54,223
Accrued liabilities	97,070	80,305
Interest payable	879	779
Total current liabilities	143,242	141,362
Deferred income taxes	—	9,759
Other long-term liabilities	42,911	59,879
Long-term debt, excluding current installments	606,508	574,680
Total liabilities	792,661	785,680
Commitments and contingencies (Notes 10 and 21)
Stockholders’ equity:
Series A preferred stock, par value $1.00 per share, 229 shares authorized and none outstanding at December 31, 2004 and 229 shares authorized and none outstanding at December 31, 2005	—	—
Series B preferred stock, par value $1.00 per share, 1 share authorized and none outstanding at December 31, 2004 and 1 share authorized and none outstanding December 31, 2005	—	—
Class A common stock, par value $0.01 per share, 199,300 shares authorized, 88,414 and 89,869 shares outstanding at December 31, 2004 and 2005, respectively	884	899
Class B non-voting common stock, par value $0.01 per share, 700 shares authorized, none outstanding	—	—
Additional paid-in capital	405,755	425,750
Accumulated losses	(108,628)	(33,309)
Treasury stock, at cost	(9,403)	(9,556)
Accumulated other comprehensive income	11,956	3,049
Total stockholders’ equity	300,564	386,833
Total liabilities and stockholders’ equity	$1,093,225	1,172,513

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2004 and 2005

(in thousands, except per share amounts)

	Years Ended December 31,
	2003	2004	2005
Operating revenues:
Services	$452,564	590,984	639,327
Sales	108,347	134,511	142,356
	560,911	725,495	781,683
Operating expenses
Cost of services (exclusive of depreciation and amortization)	247,730	318,989	351,430
Cost of sales (exclusive of depreciation and amortization)	76,082	92,231	100,621
Amortization of service contract software	5,312	5,799	7,007
Selling, general and administrative expenses	80,074	105,274	131,844
Depreciation and amortization	42,373	55,478	59,787
Operating income	109,340	147,724	130,994
Other (income) deductions:
Interest expense	26,397	30,952	26,548
Other (income) expense, net	1,184	(748)	(1,700)
Equity in loss of joint ventures	—	6,060	2,064
Early extinguishment of debt	293	16,868	478
	27,874	53,132	27,390
Income before income tax expense	81,466	94,592	103,604
Income tax expense	29,319	28,850	28,285
Net income	52,147	65,742	75,319
Convertible preferred stock dividend	7,661	4,721	—
Net income available to common stockholders	$44,486	61,021	75,319
Basic and diluted net income per share:
Basic net income available to common stockholders	$0.74	0.84	0.84
Diluted net income available to common stockholders	$0.59	0.72	0.81
Weighted average number of shares used in per share calculations:
Basic shares	60,010	73,014	89,327
Diluted shares	88,143	90,710	92,484

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2004 and 2005

(in thousands)

	Years Ended December 31,
	2003	2004	2005
Common stock:
Beginning balance	$594	615	884
Issuance of Class A common stock, net of issuance expenses	—	—	—
Issuance of Class A common stock, in connection with employee stock purchase plan	—	1	1
Issuance of Class A common stock in stock option and warrant exercises	21	29	14
Issuance of Class A common stock on conversion of Series A and B preferred stock	—	239	—
Ending balance	615	884	899
Series A Preferred and Series B Preferred Stock:
Beginning balance	1,249	1,326	—
Issuance of Series A preferred stock as paid-in-kind dividend	77	—	—
Issuance of Series B preferred stock	—	—	—
Conversion of Series A and B preferred stock to Class A common stock	—	(1,326)	—
Ending balance	1,326	—	—
Additional paid-in capital:
Beginning balance	384,927	405,957	405,755
Issuance of Class A common stock, net of issuance expenses	471	—	—
Issuance of Class A common stock, in connection with employee stock purchase plan	592	1,159	1,189
Issuance of Series B preferred stock	—	—	—
Issuance of Class A common stock on conversion of Series A and B preferred stock, net	—	1,087	—
Issuance of Series A preferred stock as paid-in-kind dividend	7,584	—	—
Issuance and exercise of stock options and warrants	5,496	12,035	7,234
Purchase of bond hedge	—	(67,198)	—
Issuance of warrants	—	37,930	—
Tax benefit from employee stock options	6,600	14,606	11,394
Deferred compensation	287	179	178
Ending balance	405,957	405,755	425,750
Accumulated losses:
Beginning balance	(214,135)	(169,649)	(108,628)
Net income	52,147	65,742	75,319
Convertible preferred stock dividend	(7,661)	(4,721)	—
Ending balance	(169,649)	(108,628)	(33,309)
Treasury stock:
Beginning balance	(3,539)	(6,743)	(9,403)
Purchases of Class A common stock	(3,204)	(2,660)	(153)
Ending balance	(6,743)	(9,403)	(9,556)
Accumulated other comprehensive income (loss):
Beginning balance	(326)	5,646	11,956
Other comprehensive income (loss)	5,972	6,310	(8,907)
Ending balance	5,646	11,956	3,049
Total stockholders’ equity	$237,152	300,564	386,833
Comprehensive income (loss):
Net income	$52,147	65,742	75,319
Other comprehensive income (loss):
Minimum pension liability adjustment (net of tax)	(781)	(1,531)	1,011
Foreign currency translation adjustment	7,181	6,708	(9,959)
Cash flow hedges	(7,633)	—	—
Reclassification adjustments for losses reclassified into operations	6,314	1,107	—
Unrealized gain on investments	891	26	41
Other comprehensive income (loss)	5,972	6,310	(8,907)
Comprehensive income	$58,119	72,052	66,412

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2004 and 2005

(in thousands)

	Years Ended December 31,
	2003	2004	2005
Cash flows from operating activities:
Net income	$52,147	65,742	75,319
Adjustments to reconcile net income to cash provided by Operating activities:
Depreciation and amortization	47,685	61,277	66,794
Change in deferred income taxes, net of effects of businesses acquired	13,354	(6,947)	16,448
Tax benefit from exercise of employee stock options	6,600	14,606	11,394
Non-cash interest expense	2,415	2,107	3,733
Equity in loss of joint ventures	—	6,060	2,064
Supplemental executive retirement plan curtailment	—	—	12,363
Deferred finance fees-early extinguishment of debt	293	16,868	478
Changes in operating assets and liabilities, net of effects of acquisitions:
Short-term investments	(42,175)	(10,350)	52,525
Accounts receivable	(27,802)	(2,257)	(25,011)
Inventories	(3,969)	465	(11,845)
Accounts payable	6,911	5,166	14,597
Accrued liabilities	22,159	(21,020)	(17,694)
Other	(4,792)	(8,594)	(310)
Net cash provided by operating activities	72,826	123,123	200,855
Cash flows from investing activities:
Capital expenditures	(14,599)	(27,279)	(32,357)
Wagering systems expenditures	(21,009)	(53,154)	(110,817)
Change in other assets and liabilities	(41,454)	(37,702)	(31,335)
Investment in joint venture	—	(2,981)	—
Business acquisitions, net of cash acquired	(167,905)	(23,370)	(24,815)
Net cash used in investing activities	(244,967)	(144,486)	(199,324)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility	—	22,000	(22,000)
Proceeds from issuance of long-term debt	463,548	580,418	4,378
Payments on long-term debt	(293,137)	(525,414)	(12,786)
Payment of financing fees	(237)	(7,376)	(478)
Dividends paid	—	(4,721)	—
Payment for purchase of bond hedge	—	(67,198)	—
Proceeds from issuance of warrants	—	37,930	—
Net proceeds from issuance of common stock	2,907	10,565	8,348
Net cash provided by (used in) financing activities	173,081	46,204	(22,538)
Effect of exchange rate changes on cash and cash equivalents	1,329	4,081	(6,171)
Increase (decrease) in cash and cash equivalents	2,269	28,922	(27,178)
Cash and cash equivalents, beginning of period	34,929	37,198	66,120
Cash and cash equivalents, end of period	$37,198	66,120	38,942

See accompanying notes to consolidated financial statements.

Non-cash investing and financing activities

For the years ended December 31, 2003, 2004 and 2005

See Notes 9 and 10 for a description of the write-off of deferred financing fees and capital lease transactions.

Supplemental cash flow information

Cash paid during the period for:

	Years Ended December 31,
	2003	2004	2005
Interest	$23,347	31,971	22,823
Income taxes, net of refunds	$7,693	18,079	7,075
Non-cash financing activity during the period:
Convertible preferred stock paid-in-kind dividends	$7,661	—	—

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies

(a) Description of the Business

As previously reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, the Company determined that its previously reported segments consisting of Lottery, Pari-mutuel, Venue Management and Telecommunications Products no longer reflected the way it manages the business. Beginning in the first quarter of 2006, the Company reported its business in three segments – Printed Products, Lottery Systems and Diversified Gaming. The Printed Products segment includes the instant lottery ticket business and the pre-paid phone card business (formerly the Telecommunications Product Group). The Lottery Systems segment includes our online lottery business. The Diversified Gaming segment includes the pari-mutuel wagering systems business (formerly the Pari-mutuel Group) and the off-track wagering business (formerly the Venue Management Group). All prior period amounts have been restated to conform to the current segment reporting format.

Scientific Games Corporation (the “Company”) reports its operations primarily in three business segments: Printed Products Group, Lottery Systems Group and Diversified Gaming Group.

The Printed Products Group provides a full range of products and services for the lottery industry, such as instant tickets and related services. Instant ticket and related services includes ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Additionally, this division provides lotteries with over 80 licensed brand products, including NASCAR®, Mandalay Bay®, National Basketball Association®, Harley-Davidson®, Wheel-of-Fortune®, Hasbro®, Corvette®, World Poker Tour® and The World Series of Poker®. This division also includes promotional instant tickets and pull-tab tickets that we sell to both lottery and non-lottery customers. In addition, the Printed Products Group provides highly secure, paper-based, prepaid phone cards for the international cellular telephone markets, utilizing the Company’s secure instant ticket production process to ensure the integrity and reliability of the phone cards. The prepaid phone card division’s base of operations is in United Kingdom.

The Lottery Systems Group provides integrated lottery systems including the supply of transaction processing software for the accounting and validation of instant ticket and online lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products. This business also includes software and hardware and support services for sports betting and operation of credit card processing systems. The Company’s lottery products and services are provided primarily to governmentally sanctioned lotteries worldwide.

The Diversified Gaming Group provides a broad range of products and services to pari-mutuel wagering operators such as horse and greyhound racetracks, off-track betting (“OTB”) facilities, casinos, jai alai frontons, telephone and internet account wagering operators and other establishments. A key offering of the group is totalisator systems—the complex hardware and software systems that accept wagers, calculate odds and payouts, and process wagering pools, other offerings include simulcasting services, high-speed data communications systems, Internet-based wagering systems, player tracking, combination racing/video lottery gaming terminals, and data management tools. The pari-mutuel business operates on a worldwide basis with customers in North America, Central and South America, Asia, Europe, and the Middle East. In addition, the Diversifed Gaming Group owns and operates licensed pari-mutuel wagering facilities, OTB’s, in Connecticut and Maine and is the exclusive licensed operator of all on-track and off-track pari-mutuel wagering operations in the Netherlands.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and subsidiaries in which the Company’s ownership is greater than 50%. Investments in other entities in which the Company has the ability to exercise significant influence over the investee are also accounted for in the consolidated financial statements. All inter-company balances and transactions have been eliminated in consolidation.

(c) Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity at the date of purchase of three months or less to be cash equivalents.

(d) Short-term Investments

The Company has certain investments in Auction Rate Securities totaling $52.5 million and none at December 31, 2004 and 2005, respectively. These securities are debt securities classified as trading securities in accordance with Statement of Financial Accounting Standard 115, “Accounting for Investments in Debt and Equity Securities.” Trading securities are recorded at fair value with changes in fair value recorded in earnings. These securities are issued by political subdivisions within the United States. At December 31, 2004, the remaining auction days for these securities were between 7-35 days.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined as follows:

Item	Cost method
Parts	First-in, first-out or weighted moving average.

Work-in-process and finished goods	First-in, first-out or weighted moving average for direct material and labor; other fixed and variable production costs are allocated as a percentage of direct labor cost.

The Company adjusts inventory accounts on a periodic basis to reflect the impact of potential obsolescence.

(f) Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated Life in Years
Machinery and equipment	3-12
Transportation equipment	3-7
Furniture and fixtures	5-10
Buildings and leasehold improvements	5-40

(g) Deferred Installation Costs

Certain of our lottery and pari-mutuel systems contracts require us to perform installation activities. Our direct installation activities, which include costs for online terminals, facilities wiring, computers, internal labor and travel, are performed at the inception of a specific contract with a specific customer to enable us to perform under the terms of the contract. These activities begin after we enter into a contract and end when the setup activities are substantially complete. Such activities do not represent a separate earnings process and are deferred and amortized over the expected life of the contract. Deferred installation costs, net of accumulated depreciation, included in property and equipment were approximately $18,700 and $44,700 at December 31, 2004 and 2005, respectively.

(h) Goodwill and Acquired Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141, Business Combinations (“SFAS 141”), and Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), and in August 2001 the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after September 30, 2001. SFAS 142 requires, commencing January 1, 2002, that all goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead, be evaluated for impairment on an annual basis or more frequently if events and circumstances indicate that assets might be impaired. SFAS 144 requires that intangible assets with finite useful lives continue to be amortized over their useful lives, but be tested for impairment whenever events or changes in circumstances indicate that the carrying value of such asset may not be recoverable.

(i) Other Assets and Investments

In accordance with the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for Internal Use, the Company capitalizes costs associated with internally developed and/or purchased software systems for use in its lottery and wagering service contracts. Capitalized costs are amortized on a straight-line basis over the expected useful lives. The Company also capitalizes costs associated with the procurement of long-term financing, and costs attributable to transponder leases, patents, trademarks, marketing rights, and non-competition and employment agreements arising primarily from business acquisitions. An evaluation is performed to determine if any impairment has occurred with respect to any amortized or non-amortized assets. See Note 6 for further details relating to the amortization, reclassification, and impairment testing of all intangible assets.

(j) Impairment of Long-Lived Assets and Acquired Intangible Assets

In accordance with SFAS 144, the Company assesses the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the expected net future undiscounted cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of other long-lived assets (excluding goodwill) is measured by the amount by which the carrying value of the asset exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair market value, less costs to sell.

(k) Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, prices are fixed or determinable, services and products are provided to the customer and collectibility is probable or reasonably assured depending on the applicable revenue recognition guidance followed. In addition to the general policy discussed above, the following are the specific revenue recognition policies for our operating segments:

Printed Products Group

Revenue from the sale of instant tickets that are sold on a per unit price basis is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the sale of instant tickets that are sold on a variable price basis is recognized when the percentage of the amount of retail sales is determined.

Revenue from cooperative service contracts is recognized based upon a percentage of the amount of the retail value of lottery tickets pursuant to the terms of the contract.

Revenue from licensing branded property coupled with a service component whereby the Company purchases and distributes merchandise prizes on behalf of the lottery authorities to identified winners is recognized on a performance based measure pursuant to the terms of the contract.

Revenue from licensing of branded property with no service component is recognized when the licensed property branded game goes on sale by the lottery.

Revenue from the sale of prepaid phone cards is recognized when the customer accepts the product pursuant to the terms of the contract.

Lottery Systems Group

Revenue from online lottery services is recognized as a percentage of the amount of retail sales of lottery tickets pursuant to the terms of the contract.

Revenue from the sale of a lottery system, which includes the customization of software, is recognized on the percentage of completion method of accounting.

Revenue from the perpetual licensing of customized lottery software is recognized on the percentage of completion method of accounting.

Revenue derived from software maintenance on lottery software is recognized ratably over the maintenance period.

Revenue derived from enhancements to lottery software is recognized at the time we provide such enhancements.

Revenue from the sale of lottery terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Diversified Gaming Group

Revenue from the provision of pari-mutuel wagering services is generally recognized as a percentage of the amount wagered by the customers’ patrons at the time of the wager pursuant to the terms of the contract.

Revenue from the provision of simulcasting and telecommunications services is recognized as the services are performed pursuant to the terms of the contract.

Revenue from the sale of a pari-mutuel wagering system, which includes the customization of software, is recognized on the percentage of completion method of accounting.

Revenue from the sale of pari-mutuel wagering terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the perpetual licensing of customized pari-mutuel software is recognized on the percentage of completion method of accounting.

Revenue from wagering at Company owned or operated sites is recognized as a percentage of the amount wagered by our customers at the time of the wager.

Revenue from the provision of facilities management services to non-Company owned wagering sites is recognized as a percentage of the amount wagered by our customers’ patrons at the time of the wager pursuant to the terms of the contract.

(l) Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the book and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. The Company establishes a valuation allowance for deferred tax assets for which realization is unlikely.

(m) Foreign Currency Translation

The U.S. dollar is the functional currency for most of our businesses. Significant operations with local currency as functional currency include operations in the United Kingdom and the European Union. Assets and liabilities of foreign operations are translated at year-end rates of exchange and operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) in the consolidated statements of operations and have not been material to the financials statements.

(n) Stock-Based Compensation

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123 (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), provided it discloses the effect of SFAS 123, as amended by SFAS 148, in footnotes to the financial statements. The Company has chosen to continue to account for stock-based compensation using the intrinsic-value-based method. Accordingly, no stock option related compensation expense has been recognized for a substantial majority of its stock-based compensation plans. The Company was required to adopt SFAS 148 for the year ended December 31, 2002.

Had the Company, however, elected to recognize compensation cost based on fair value of the stock options at the date of grant under SFAS 123, as amended by SFAS 148, such costs would have been recognized ratably over the vesting period of the underlying instruments and the Company’s net income and net income per share would have changed to the pro forma amounts indicated in the table below.

Pro forma net income and income per basic and diluted share were:

	Year Ended December 31,
	2003	2004	2005
Net income available to common stockholders, as reported	$44,486	61,021	75,319
Add: Stock-based compensation expense included in reported net income, net of related tax effects	187	297	313
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,850)	(6,498)	(9,512)
Pro forma net income available to common Stockholders	$40,823	54,820	66,120
Net income available to common stockholders per basic share:
As reported	$0.74	0.84	0.84
Pro forma	$0.72	0.75	0.74
Net income available to common stockholders per diluted share:
As reported	$0.59	0.72	0.81
Pro forma	$0.57	0.65	0.73

The fair value of the options granted was estimated using the Black-Scholes option-pricing model based on the weighted average market price at date of grant of $11.21 in fiscal 2003, $20.64 in 2004, and $27.13 in 2005 and the following assumptions: risk-free interest rate of 3.3% for fiscal 2003, 3.8% for fiscal 2004 and 4.1% for fiscal 2005; expected option life of seven years for fiscal 2003 and approximately five years for 2004 and 2005; expected volatility of 72% for fiscal 2003 and 34% for fiscal 2004 and 2005; and no dividend yield in any year. The average fair values of options granted during fiscal years 2003, 2004, and 2005 were $7.68, $9.23 and $10.26, respectively. Compensation cost is also measured for the fair value of the Employee Stock Purchase Plan using the Black-Scholes option pricing model and based on the following assumptions: risk-free interest rate of 1.2%, 1.7% and 3.2% for 2003, 2004 and 2005, respectively; the expected life of six months for 2003, 2004 and 2005; expected volatility of 34.5%, 33.69% and 28.89% for 2003, 2004 and 2005, respectively. The weighted average fair values for 2003, 2004 and 2005 were $0.66, $1.52 and $1.98, respectively.

(o) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the significant estimates involve percentage of completion for contracted lottery development projects and pari-mutuel systems software development projects, capitalization of software development costs, evaluation of the recoverability of assets and assessment of litigation and contingencies, and income and other taxes. Actual results could differ from estimates.

(p) Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (“SFAS 130”), establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. SFAS 130 requires that unrealized gains and losses from the Company’s foreign currency translation adjustments, interest rate derivatives designated as cash flow hedges, unrecognized minimum pension liability and unrealized gains and losses on investments be included in other comprehensive income.

(q) Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133 (“SFAS 138”) and Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”), require that all derivative instruments be recorded on the balance sheet at their respective fair values.

All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the variability of cash flows to be paid or received related to its long-term debt obligation or customer contract, respectively (“cash flow”). The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific components of its long-term obligations and contract cash receipts. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income (loss), until operations are affected by the variability in cash flows of the designated hedge item.

The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer highly effective in offsetting changes in cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised. When hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the consolidated balance sheet, and recognizes any changes in its fair value in operations.

In 2003 and 2004 the Company had several derivative contracts to hedge part of the Company’s foreign currency exposure with respect to cash receipts under a contract with the Ontario Lottery Commission. These derivative instruments were designated as cash flow hedges and recorded on the balance sheet at December 31, 2003, at their respective fair values as prescribed by SFAS 133, SFAS 138 and SFAS 149.

(r) Reclassification to Prior Years’ Consolidated Financial Statements

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current presentation.

(s) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123(R) was originally effective for periods beginning after June 15, 2005; however, in April 2005, the Securities and Exchange Commission (“SEC”) changed the effective date of SFAS No. 123(R) to fiscal years beginning after June 15, 2005 for non-small business issuers. SFAS No. 123(R) provides alternative methods of adoption, which include prospective application and a modified retroactive application. The Company will adopt SFAS 123(R) on January 1, 2006 using the modified prospective transition method. Under modified prospective application, FAS 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

Based on the grants issued prior to January 1, 2006 and are unvested at January 1, 2006, the Company anticipates recognizing share-based compensation expense in 2006 of approximately $16,200.

The total share based compensation expense in the 2006 financial statements cannot be predicted at this time because the Company expects to continue its policy of granting share-based payment awards in the future. Based on this policy, the 2006 approximated value should increase throughout the year based on the number of shares awarded. SFAS 123(R) also requires that the classification of tax benefits associated with exercising stock options will change from an operating cash flow activity to a financing cash flow activity. This will reduce the net operating cash flows and increase the net financing cash flows of the Company in 2006. The Company’s cannot estimate the impact on the cash flow statement as it is dependent on the amount and timing of employee stock option exercises.

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (“SFAS 143”). FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS 143 and requires a liability to be recorded if the fair value of the obligation can be reasonably estimated. The types of asset retirement obligations that are covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity; however, the timing and/or method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than fiscal years ending after December 15, 2005. The Company has applied the guidance of FIN 47, which did not have a material impact on our financial statements.

(2)              Basic Income Per Common Share and Diluted Income Per Common Share

Basic income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted income per common share gives effect to all dilutive potential common shares that were outstanding during the period. At December 31, 2005, the Company had outstanding stock options, warrants, restricted stock units and convertible debentures which could potentially dilute basic earnings per share in the future (see Notes 12 and 13).

The following represents a reconciliation of the numerator and denominator used in computing basic and diluted income available to common stockholders per common share for the years ended December 31, 2003, 2004 and 2005:

	Years Ended December 31,
	2003	2004	2005
Income (numerator)
Net income available to common Stockholders	$44,486	61,021	75,319
Add back preferred stock dividend	7,661	4,721	—
Income before preferred stock dividend available to common stockholders (diluted)	$52,147	65,742	75,319

Shares (denominator)
Basic weighted average common shares outstanding	60,010	73,014	89,327
Effect of diluted securities—stock options and preferred shares	28,133	17,696	3,157
Diluted weighted average common shares outstanding	88,143	90,710	92,484
Basic and Diluted per share amounts
Basic net income available to common stockholders	$0.74	0.84	0.84
Diluted net income available to common stockholders	$0.59	0.72	0.81

The aggregate number of shares that the Company could be obligated to issue upon conversion of its $275,000 Convertible Debentures is approximately 9,450. The Convertible Debentures provide for net share settlement upon exercise. Such shares were excluded from the year ended December 31, 2004 and 2005 calculations, as they were anti-dilutive. The preferred stock was converted to common stock in 2004.

(3)              Acquisitions

In April 2005, the Company acquired the remaining 35% minority interest in Scientific Games Latin America S.A. (“SGLA”), a supplier of lottery tickets, pre-paid phone cards and promotional games in Latin America. The Company originally acquired a 65% interest in SGLA in June 2002. Pursuant to the April 2005 transactions, the Company paid approximately $19,600 for the purchase price of the minority interest and additional amounts of approximately $4,300 for the balance of the purchase price for the 2002 acquisition, repayment of a prior loan to the minority shareholders, and the minority shareholders’ pro-rata share of dividends.

The excess of the additional purchase price over the fair value of the net assets acquired of approximately $20,700 was recorded as goodwill. The operating results of SGLA have been included in the Company’s operating income since the initial acquisition of the 65% interest in 2002, with the minority portion of such earnings included as a deduction in “Other expense”. In the second quarter of 2005, this deduction ceased. The goodwill of approximately $20,700 from the acquisition of SGLA is not deductible for tax purposes.

On December 31, 2004, the Company acquired all of the outstanding shares of Printpool Honsel GmbH (“Honsel”), a German company which is the supplier of instant tickets to all of the 16 state operated lotteries in Germany and sells other lottery products, such as bet slips and paper rolls, to customers in approximately 25 countries. The purchase price was approximately $21,000 in cash and additional amounts of up to approximately $10,500 in cash upon achievement of certain performance levels over the next five years. The performance target for December 31, 2005 was achieved and the Company recorded an income charge of approximately $1,700. The operating results of Honsel have been included in the Company’s consolidated operating results since January 1, 2005. Had the operating results of Honsel been included as if the transaction had been consummated on January 1, 2004, the Company’s pro forma operating results for the year ended December 31, 2004 would not have been materially different from the actual reported results. The goodwill of approximately $13,000 from the acquisition of Honsel is not deductible for tax purposes.

On November 6, 2003, the Company acquired IGT OnLine Entertainment Systems, Inc. (“OES”) from International Game Technology (NYSE: IGT) for $143,000 in cash plus expenses and an $7,000 working capital payment, subject to closing adjustments. Upon consummation of the acquisition, the Company changed the name of IGT OnLine Entertainment Systems, Inc. to Scientific Games Online Entertainment Systems, Inc.

The following table presents unaudited pro forma results of operations as if the acquisition of OES had occurred on January 1, 2003. These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2003.

Year Ended December 31, 2003 (1)
(unaudited)
Operating revenues	$687,961
Operating income	127,980
Income before income tax expense	92,351
Net income	56,986
Convertible preferred stock dividend	7,661
Net income available to common stockholders	$49,325

Basic net income per share available to common stockholders	$0.82
Diluted net income per share available to common stockholders	$0.65

(1)            The amounts in this column represent the pro forma results of operations of Scientific Games without OES for the year ended December 31, 2003 and OES for the twelve months ended September 27, 2003.

On January 17, 2003, the Company completed the acquisition of MDI Entertainment, Inc. (“MDI”). The acquisition was recorded using the purchase method of accounting. The excess of the $22,958 purchase price over the fair values of the net assets acquired is approximately $22,213 and has been recorded as goodwill. The operating results of MDI have been included in the Company’s consolidated operating results since the date of acquisition. Had the operating results of MDI been included as if the transaction had been consummated on January 1, 2003, the Company’s pro forma operating results for the year ended December 31, 2003 would not have been materially different from the actual reported results. Goodwill from the acquisition of MDI is not deductible for tax purposes.

(4)              Inventories

Inventories consist of the following:

	December 31,
	2004	2005
Parts and work-in-process	$18,655	20,694
Finished goods	9,407	19,454
	$28,062	40,148

Point of sale terminals manufactured by the Company may be sold to customers or included as part of a long-term wagering system contract. Parts and work-in-process includes costs for equipment expected to be sold. Costs incurred for equipment associated with specific wagering system contracts not yet placed in service are classified as construction in progress in property and equipment (see Note 5).

(5)              Property and Equipment

Property and equipment, including assets under capital leases, consist of the following:

	December 31,
	2004	2005
Machinery, equipment and deferred installation costs	$387,518	501,700
Land and buildings	54,913	65,195
Transportation equipment	6,789	6,795
Furniture and fixtures	14,273	16,107
Leasehold improvements	19,738	19,992
Construction in progress	61,156	56,680
Property and equipment, at cost	544,387	666,469
Less: Accumulated depreciation	(272,961)	(300,250)
Net property and equipment	$271,426	366,219

Depreciation expense for the years ended December 31, 2003, 2004 and 2005 amounted to approximately $36,800, $41,500 and $43,300 respectively.

Cost for equipment associated with specific wagering systems contracts not yet placed in service are recorded as construction in progress. When the equipment is placed in service at wagering facilities, the related costs are transferred from construction in progress to machinery and equipment, and the Company commences depreciation.

(6)              Goodwill and Intangible Assets, Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The following disclosure presents certain information on the Company’s acquired intangible assets as of December 31, 2004 and 2005. Amortized intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
Balance at December 31, 2004
Amortizable intangible assets:
Patents	15	$4,221	477	3,744
Customer lists	14	20,175	7,597	12,578
Customer service contracts	15	3,781	1,331	2,450
Licenses	4	10,377	3,315	7,062
Lottery contracts	5	31,802	7,910	23,892
		70,356	20,630	49,726
Non-amortizable intangible assets:
Tradename		32,574	2,118	30,456
Connecticut off-track betting system operating right		22,339	8,319	14,020
		54,913	10,437	44,476
Total intangible assets		$125,269	31,067	94,202

Balance at December 31, 2005
Amortizable intangible assets:
Patents	15	$5,201	811	4,390
Customer lists	14	18,813	8,804	10,009
Customer service contracts	15	3,793	1,392	2,401
Licenses	4	14,458	6,906	7,552
Lottery contracts	5	31,902	13,441	18,461
		74,167	31,354	42,813
Non-amortizable intangible assets:
Tradename		32,574	2,118	30,456
Connecticut off-track betting system operating right		22,339	8,319	14,020
		54,913	10,437	44,476
Total intangible assets		$129,080	41,791	87,289

The aggregate intangible amortization expense for the years ended December 31, 2003, 2004 and 2005 was approximately $4,600, $10,800 and $10,700, respectively. The estimated intangible asset amortization expenses for the year ending December 31, 2006 and for each of the subsequent four years, ending December 31, 2010 are approximately $11,400, $9,800, $8,400, $1,700 and $1,600 respectively.

The table below reconciles the change in the carrying amount of goodwill, by reporting unit, which is the same as our operating segments, for the period from December 31, 2003 to December 31, 2005. In 2005, the Company has recorded (a) a $2,928 increase in goodwill in connection with the acquisition of certain assets and the assumption of certain liabilities from Promo-Travel International, Inc. in February 2005, (b) a $20,680 increase in goodwill related to the acquisition of the remaining 35% minority interest in SGLA in April 2005, (c) an $128 increase for the acquisition of off-track betting operations in June 2005 and November 2005 and (d) a $3,502 increase in goodwill associated with the final purchase price valuation and allocation adjustments of the Honsel acquisition. Although substantially complete the purchase price allocation for the recent acquisitions will be completed within one year of their respective acquisition dates.

The Company recorded a $1,190 increase in goodwill in 2004 in connection with an earnout payment pursuant to the SGLA purchase agreement. Goodwill relating to the OES acquisition decreased mainly due to a contract termination payment of $5,759 received by the Company from a third party. The remainder of the decrease is related to the final purchase price valuation and allocation adjustments. As noted above the Company recorded goodwill for Honsel in 2004 of $9,503 related to preliminary purchase price allocation which has been finalized as of December 31, 2005.

Goodwill	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Balance at December 31, 2003	$205,636	102,232	487	308,355
SGLA earnout payment	1,190	—	—	1,190
Acquisition of OES		(7,117)	—	(7,117)
Acquisition of PrintPool Honsel GmbH	9,503	—	—	9,503
Balance at December 31, 2004	216,329	95,115	487	311,931
Acquisition of 35% minority interest in SGLA	20,680	—	—	20,680
Acquisition of Promo-Travel International	2,928	—	—	2,928
Acquisition of PrintPool Honsel GmbH	3,502	—	—	3,502
Other acquisitions	—	—	128	128
Balance at December 31, 2005	$243,439	95,115	615	339,169

(7)              Other Assets and Investments

Other assets and investments, (net) consist of the following:

	December 31,
	2004	2005
Software systems development costs	$40,388	46,536
Deferred financing costs	20,307	17,650
Deferred tax asset	10,698	5,341
SERP trust	15,097	15,355
Other assets	33,679	40,401
	$120,169	125,283

In the years ended December 31, 2004 and 2005, the Company capitalized $13,385 and $16,980, respectively, of software systems development costs related primarily to lottery and pari-mutuel wagering systems and video gaming. Capitalized costs are amortized on a straight-line basis over a period of five to ten years.

Deferred financing costs arise in connection with the procurement of long-term financing by the Company, and are amortized over the life of the financing agreements. In fiscal 2004, the Company entered into a series of transactions, including the issuance of the 2004 Notes, the Convertible Debentures and the 2004 Facility. The proceeds from these transactions were used to repay outstanding borrowings under the 2003 Facility and the majority of the outstanding borrowings under the 2000 Notes. The Company capitalized approximately $21,400 in connection with these transactions and wrote-off, as early extinguishment of debt, approximately $9,500 of previously deferred financing costs.            Amortization of deferred financing costs amounted to approximately $2,400, $2,100 and $3,700 for the years ended December 31, 2003, 2004 and 2005, respectively.

In 2003, the Company made an initial $14,700 cash payment to a rabbi trust, to provide for the payment of certain benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP”). The rabbi trust then made payments totaling $14,700 for whole-life insurance policies on the participants. These policies have been placed in the rabbi trust, which will hold the policies and death benefits as they are received. The cash value of these policies was approximately $15,168 at December 31, 2005.

(8)              Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2004	2005
Compensation and benefits	$26,135	21,992
Customer advances	4,579	6,667
Deferred revenue	3,263	8,873
Accrued income taxes	7,149	—
Taxes, other than income	6,806	4,489
Accrued licenses	5,383	5,396
Accrued contract costs	10,958	9,461
Other	32,797	23,427
	$97,070	80,305

(9)              Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2004	2005
12 1/2% Series B Senior Subordinated Notes due 2010	$7,645	—
2004 Revolving Credit Facility due 2009	22,000	—
2004 Term B loan with varying interest rate due 2009	100,000	99,000
2004 6 1/4% Senior Subordinated Notes due 2012	200,000	200,000
2004 0.75% Convertible Senior Subordinated Debentures due 2024	275,000	275,000
Capital lease obligations, payable monthly through September 2009, interest as of 12/31/05 from 4.6% to 7.4%	2,072	1,853
Various loans and bank facilities, interest as of 12/31/05 from 5.5% to 7.6%.	4,161	4,882
Total long-term debt	610,878	580,735
Less current installments	4,370	6,055
Long-term debt, excluding current installments	$606,508	574,680

	Debt and Capital Lease Payments Due by Period
	Total	Within 1 Year	Within 2 Years	Within 3 Years	Within 4 Years	Within 5 Years	After 5 Years
Long—term debt, 6 1/4 % Notes	200,000	—	—	—	—	—	200,000
Long—term debt, 0.75% Notes	275,000	—	—	—	—	—	275,000
Long-term debt, 2004 Facility	—	—	—	—	—	—	—
Long-term debt, Term B loan	99,000	1,000	1,000	1,000	96,000	—	—
Other long-term debt	6,735	5,055	637	356	226	11	450
Total	$580,735	6,055	1, 637	1,356	96,226	11	475,450

In December 2004, we entered into a series of financial transactions structured to create additional borrowing capacity, loosen certain financial covenants, extend the average maturity of our debt, lower our average cost of borrowing, and reduce our exposure to rising interest rates. We sold $275,000 of 0.75% convertible senior subordinated debentures due 2024 (the “Convertible Debentures”), sold $200,000 of 6.25% senior subordinated notes due 2012 (the “2004 Notes”), and entered into a new senior secured credit facility (the “2004 Facility”) which consists of a $250,000 revolving credit facility due December 2009 and a $100,000 Term Loan B due December 2009, (together, the Convertible Debentures, the 2004 Notes and the 2004 Facility, the “2004 Securities”). The proceeds of the 2004 Securities, net of fees and expenses, were used to redeem approximately $57,900 of the 2000 Notes, to pay the related $6,900 redemption premium and consent fee related to these redemptions, and to replace our existing senior secured credit facility (the “2003 Facility”).

On December 23, 2004, the Company entered into the 2004 Facility which consists of a $250,000 revolving credit facility, of which $22,000 was borrowed at closing, and a $100,000 Term B Loan. The initial drawings under the 2004 Facility were used to repay a portion of existing senior indebtedness in conjunction with the refinancings completed in December 2004. Loans under the 2004 Facility carry interest at the Base Rate plus a margin of 0.75% per annum, or at the rate of LIBOR plus a margin of 1.75% per annum, subject to quarterly adjustment of the margin, after June 23, 2005, based on the Company’s prevailing Consolidated Leverage Ratio. Margins on Base Rate and LIBOR loans range from 1.00% to 0.25% and from 2.00% to 1.25%, respectively, with the lowest levels achieved when the Company’s Consolidated Leverage Ratio is less than 2.00 to 1.00. The Term B Loan matures in December 2009 and requires quarterly principal payments of $250 through December 31, 2008 plus four quarterly principal payments of $24,000 in 2009. The 2004 Facility is secured by a first priority, perfected lien on: (i) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its 100%-owned domestic subsidiaries; (ii) 100% of the capital stock of all of the direct and indirect 100%-owned domestic subsidiaries and 65% of the capital stock of all of the 100%-owned first-tier foreign subsidiaries of the Company; and (iii) all inter-company indebtedness owing between the Company and its 100%-owned domestic subsidiaries. The 2004 Facility is supported by guarantees provided by all of the Company’s direct and indirect 100%-owned domestic subsidiaries.

In addition, the 2004 Facility is subject to the following mandatory prepayments, with certain customary exceptions: (i)  50% of the net cash proceeds from the sale or issuance of equity if the Company’s Consolidated Leverage ratio exceeds 3.00 to 1.00; (ii) 100% of the net cash proceeds from the sale or issuance of debt securities; and (iii) 100% of the net proceeds from the sale of assets and casualty insurance proceeds, subject to a reinvestment exclusion limited to $80,000 per annum.

The Credit Agreement governing the 2004 Facility (the “Credit Agreement”) contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of the Company’s subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets. Additionally, the Credit Agreement contains the following financial covenants that are computed quarterly on a rolling four-quarter basis as applicable:

•       A maximum Consolidated Leverage Ratio of 3.75, which will be reduced according to the terms of the 2004 Credit Agreement on July 1, 2006, from which date until December 2009 the ratio shall be 3.50. Consolidated Leverage Ratio means the ratio of (x) the aggregate stated balance sheet amount of the Company’s indebtedness determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter for which such determination is being made to (y) Consolidated EBITDA for the four consecutive fiscal quarters ended on the last day of the fiscal quarter for which such determination is being made.

•       A minimum Consolidated Fixed Charge Coverage Ratio of 1.00 until December 2009. Consolidated Fixed Charge Coverage Ratio means, as of any date of determination, the ratio computed for the Company’s four most recent fiscal quarters of (x) Consolidated EBITDA to (y) the sum of (i) total interest expense less non-cash amortization costs included in interest expense, (ii) scheduled payments of principal on indebtedness, (iii) capital expenditures and (iv) all income taxes paid in cash.

•       A maximum Consolidated Senior Debt Ratio of 2.00, which will be reduced according to the terms of the 2004 Credit Agreement on July 1, 2006, from which date until December 2009 the ratio shall be 1.75. Consolidated Senior Debt Ratio means the ratio of (x) the aggregate stated balance sheet amount of the Company’s indebtedness, the 2004 Notes and the Convertible Debentures determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter for which such determination is being made to (y) Consolidated EBITDA for the four consecutive fiscal quarters ended on the last day of the fiscal quarter for which such determination is being made.

For purposes of the foregoing limitations, Consolidated EBITDA means the sum of (i) consolidated net income, (ii) consolidated interest expense with respect to all outstanding indebtedness, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense and (vi) certain adjustments, in each case for the period being measured, all of the foregoing as determined on a consolidated basis for the Company and its subsidiaries in accordance with GAAP.

The Company was in compliance with its covenants as of December 31, 2005 and for all of the quarters included in the fiscal year 2005.

At December 31, 2005, the Company had no borrowings outstanding and approximately $30,301 in letters of credit issued under the revolving credit portion of the 2004 Facility, leaving approximately $219,699 available for additional borrowing or letter of credit issuance. The revolver is available for general corporate purposes, including capital expenditures and acquisitions. The average interest rate on the revolver and Term B Loan borrowings at December 31, 2005 was 6.14%.

The net cash proceeds of the 2004 Notes were used to repay a portion of existing senior indebtedness and to redeem the approximately $57,939 of the 2000 Notes which were tendered in conjunction with the refinancings completed by the Company in December 2004. The 2004 Notes bear interest at the rate of 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2005. The 2004 Notes are senior subordinated, unsecured obligations of the Company, ranking junior to all existing and future senior debt including obligations under the 2004 Facility. The 2004 Notes are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company’s 100%-owned U.S. subsidiaries (see Note 23). The 2004 Notes will be redeemable, at the option of the Company, at any time on or after December 15, 2008, in whole or in part, at redemption prices equal to 103.125%, 101.563%, and 100.000% of the principal amount thereof if redeemed during the 12-month periods commencing on December 15 of years 2008, 2009, and 2010 and thereafter, respectively. The 2004 Notes mature December 15, 2012. The indenture governing the 2004 Notes contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of the Company’s subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale leaseback transactions, consummate certain assets sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on new assets.

The net cash proceeds of the Convertible Debentures were used to repay a portion of existing senior indebtedness in conjunction with the refinancings completed by the Company in December 2004. The Convertible Debentures bear interest at the rate of 0.75% per annum until June 1, 2010 and bear interest at the rate of 0.50% thereafter. Interest on the Convertible Debentures is payable semi-annually on each June 1 and December 1, commencing June 1, 2005. The Convertible Debentures are convertible into cash and shares of the Company’s Class A Common Stock at a rate of 34.3643 shares per $1,000 principal amount of Convertible Debentures, which equates to a conversion price of $29.10 per share of Common Stock. The Company has elected to deliver, upon conversion, cash equal to the lesser of the aggregate principal amount of Convertible Debentures to be converted and our total conversion obligation, and shares in the event our conversion obligation exceeds the aggregate principal amount of Convertible Debentures to be converted. Holders of the Convertible Debentures may convert the Convertible Debentures when the market price of the Company’s Common Stock equals or exceeds $34.92, subject to certain conditions, if the Company calls the Convertible Debentures for redemption, or upon certain corporate transactions. The Convertible Debentures are senior subordinated, unsecured obligations of the Company, ranking junior to all existing and future senior debt including obligations under the 2004 Facility. The Convertible Debentures are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company’s 100%-owned U.S. subsidiaries (see Note 22). The Convertible Debentures will be redeemable, at the option of the Company, at any time on or after June 1, 2010, in whole or in part, at a redemption price equal to 100.000% of the principal amount. Holders of the Convertible Debentures have the right to require the Company to repurchase the Convertible Debentures, in whole or in part, at a redemption price equal to 100.000% of the principal amount on June 1, 2010, December 1, 2014, December 1, 2019, or in the event of a fundamental change as described in the indentures governing the Convertible Debentures. The Convertible Debentures mature on December 1, 2024. The indenture governing the Convertible Debentures contains certain covenants that, among other things, limit the Company’s ability, and the ability of certain of the Company’s subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale leaseback transactions, consummate certain assets sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on new assets.

Concurrently with the sale of the Convertible Debentures, the Company purchased a bond hedge designed to mitigate the potential dilution from the conversion of the Convertible Debentures. Under the five year term of the bond hedge, the sellers of the option (the “counterparties”) will deliver to the Company upon the Company’s exercise of such options after a conversion of the Convertible Debentures a number of shares of common stock based on the extent to which the then market price of the Company’s Class A Common Stock exceeds $29.10 per share. The aggregate number of shares that the Company could be obligated to issue upon conversion of the Convertible Debentures is approximately 9,450 shares. The bond hedge provides for net share settlement upon exercise.

The cost of the purchased bond hedge of approximately $67,200 was partially offset by the sale of warrants (the “warrants”) for approximately $37,900 to acquire up to approximately 9,450 shares of the Company’s Class A Common Stock to the counterparties with whom the Company entered into the bond hedge. The warrants are exercisable in year five at a price of $37.248 per share. The warrants provide for net share settlement upon exercise based on the extent to which the then market price of the Company’s Class A Common Stock at exercise exceeds the underlying strike price per share. The price of the bond hedge and premium from the sale of the warrants resulted in a net charge to Stockholders’ equity in the amount of approximately $29,300.

The net effect of the purchased bond hedge and the warrants is to reduce the potential dilution from the conversion of the Convertible Debentures. There would be dilution from the conversion of the Convertible Debentures to the extent that the then market price per share of the common stock exceeds $37.248 at the time of conversion. According to EITF 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the convertible debentures are accounted for as convertible debt. The options and warrants underlying the bond hedge are accounted for according to EITF 00-19 as equity securities.

On November 6, 2003, the Company entered into the 2003 Facility by amending and restating the 2002 Facility to (a) permit the OES acquisition and related incurrence of indebtedness, (b) increase the revolving credit facility by $25,000 to $75,000, (c) enter into a $462,825 Term C Loan of which $287,825 was used to repay in full the existing Term B Loan, $143,000 was used to pay the purchase price for the OES acquisition and the balance is available for general corporate purposes, and (d) make certain other changes to the Credit Agreement. In August 2005, the Company redeemed the remaining $7,645 of the 2000 Notes and paid a redemption premium of $478.

(10)       Leases

At December 31, 2005, the Company was obligated under operating leases covering office equipment, office and warehouse space, transponders and transportation equipment expiring at various dates through 2010. Future minimum lease payments required under these leasing arrangements at December 31, 2005 are as follows: $11,500 in 2006; $10,500 in 2007; $9,400 in 2008; $7,500 in 2009; $3,400 in 2010 and $9,300 thereafter. Total rental expense under these operating leases was approximately $12,200, $15,300 and $12,600 in the years ended December 31, 2003, 2004 and 2005, respectively.

(11)       Fair Value of Financial Instruments

The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash and cash equivalents, accounts receivable, other current assets, accounts payable, cash flow hedges and accrued liabilities approximates their recorded values.

The Company believes that the fair value of its fixed interest rate debt approximated $498,043 and $497,235 at December 31, 2004 and 2005, respectively, based on reference to dealer markets. The Company believes that the fair value of its variable interest rate debt approximated $128,173 and $104,170 at December 31, 2004 and 2005, respectively, based on reference to dealer markets (see Note 9).

(12)       Stockholders’ Equity

Preferred Stock

The Company has a total of 2,000 shares of preferred stock, $1.00 par value, authorized for issuance, none of which is currently outstanding.

In August 2004, the holders of our then outstanding shares of preferred stock known as Series A Convertible Preferred Stock converted their stock into an aggregate 23,832 shares of Class A Common Stock at a conversion price of $5.56 per share. The Preferred Stock had originally been issued in September 2000 for gross proceeds of $110 million and required dividend payments at a rate of 6% per annum. We satisfied the dividend requirement using additional shares of preferred stock through December 2003 and thereafter in cash. For the years ended December 31, 2002 and 2003, we issued approximately 74 and 77 shares of Series A Preferred Stock, respectively, as paid-in-kind dividends and recorded dividends of $7,484 and $7,661, respectively. For the period of January 2004 through conversion in August 2004, we paid the dividends on the Preferred Stock in cash totaling $4,721. Preferred stock dividends have been deducted in determining the amount of the net income available to common stockholders in the consolidated statements of operations.

Prior to conversion, the majority of the shares of Series A Convertible Preferred Stock were held by a subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews”), a privately held diversified holding company whose sole stockholder is Ronald O. Perelman. Upon conversion, MacAndrews was issued approximately 21.9 million shares of Common Stock which currently represents approximately 24.4% of our outstanding Common Stock. Based on its level of share ownership, MacAndrews has the right to designate up to four members of our Board of Directors pursuant to the provisions under a Stockholders’ Agreement with the Company dated September 6, 2000, as supplemented by an agreement dated June 26, 2002 and by an agreement dated October 10, 2003. The Stockholders’ Agreement was originally entered into with holders of the Series A Convertible Preferred Stock in connection with the initial issuance of the Preferred Stock and provides for, among other things, the right of the holders to designate up to four members of the Board based on their ownership of Preferred Stock or the common stock issued upon conversion thereof. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of up to 10 million shares of common stock that may be issued in the future under the Company’s “shelf” registration statement on Form S-3 (Registration No. 333-110477), which was filed with the SEC on November 13, 2003, amended on February 3, 2004 and declared effective on February 12, 2004 or in connection with the Convertible Notes and warrants sold in December 2004. In addition, if the Company fails to comply with certain of its obligations under the Stockholders’ Agreement, then, as long as such failure continues, the Board of Directors would be increased by 3 members, and the holders would have a right to designate 3 additional directors to serve on the Board.

Common Stock

The Company has two classes of common stock, consisting of Class A Common Stock and Class B Non-voting Common Stock (the “Class B Common Stock”). All shares of Class A Common Stock and Class B Common Stock entitle holders to the same rights and privileges except that the Class B Common Stock is non-voting. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

Warrants

During 2003, the Company issued 18 shares of Class A Common Stock upon the exercise of 43 warrants at a price of $3.32 per share. These warrants were exercised pursuant to a “cashless” exercise provision that permitted the payment of the exercise price to be satisfied by having the Company withhold a number of shares having a market value equal to the purchase price. The Company also issued 147 shares of Class A Common Stock in connection with the exercise of certain warrants to purchase Class B Common Stock at a price of $3.833 per share which were converted into Class A Common Shares in accordance with provisions contained in the warrant agreement.

During 2004, the Company issued 203 shares of Class A Common Stock upon the exercise of 250 warrants at a price of $3.58 per share. The warrants were exercised pursuant to a “cashless” exercise provision that permitted the payment of the exercise price to be satisfied by having the Company withhold a number of shares having a market value equal to the purchase price.

During 2004, the Company sold warrants to acquire up to approximately 9,450 shares of the Company’s Class A Common Stock for approximately $37,900 to the parties with whom the Company entered into a bond hedge in connection with the Convertible Debentures. The warrants are exercisable in year five at a price of $37.248 per share. The warrants provide for net share settlement upon exercise based on the extent to which the then market price of the Company’s Class A Common Stock at conversion exceeds the underlying strike price per share. The effect of the bond hedge and warrants sale was to reduce the potential dilution from the conversion of the Convertible Debentures. There would be dilution from the conversion of the Convertible Debentures to the extent that the then market price per share of the common stock exceeds $37.248 at the time of conversion. (see Note 9).

Employee Stock Purchase Plan

In 2002, the Company adopted, and its stockholders approved, an Employee Stock Purchase Plan (“ESPP”) under which a total of up to 1,000 shares of Class A Common Stock may be purchased by eligible employees under offerings made by the Company each January 1 and July 1. Employees participate through payroll deductions up to a maximum of 15% of eligible compensation. The term of each offering period is six months and shares are purchased on the last day of the offering period at a discount on the stock’s market value. Under an amendment to the ESPP adopted in 2005, the purchase price for offering periods beginning in 2006 will represent a 15% discount on the closing price of the stock on the last day of the offering period (rather than a 15% discount on the lower of (x) the closing price of the stock on the first day of the offering period and (y) the closing price of the stock on the last day of the offering period). For offering periods held in 2003, 2004 and 2005, the Company issued a total of 89, 75 and 55 shares, respectively, of common stock at an average price of $6.63, $15.43, and $21.56 per share, respectively.

(13)       Stock Compensation Plans

In May 1995, the holders of certain stock options with exercise prices above market value as of May 26, 1995 exchanged such options to purchase 1,976 shares of Class A Common Stock for 504 Performance Accelerated Restricted Stock Units (“PARS”), representing deferred shares of Class A Common Stock, which vested between May 2001 and May 2005. As of December 31, 2005, no PARS remain outstanding. The Company has issued restricted shares and deferred shares with a three-year vesting schedule to certain non-employee directors under the Company’s equity incentive plans. A total of 37, 14 and 10 restricted shares at a fair market value of $7.26, $16.84, and $23.99 per share were granted in years 2003, 2004 and 2005, respectively. In addition, in June 2003, the Company granted 48 shares of restricted stock at a fair market value of $7.96 per share under the 2003 plan to the Chairman and Chief Executive Officer in connection with an extension of his employment agreement. The restrictions on the shares are scheduled to lapse on the third anniversary of the date of grant. The Company has recorded compensation expense of $287, $426, and $480 in the years ended December 31, 2003, 2004, and 2005, respectively, as selling, general and administrative expenses in the consolidated statements of operations.

The Company grants stock options to employees and directors under the Company’s equity incentive plans at not less than the fair market value of the stock at the date of grant. Options granted over the last several years have been exercisable in four or five equal installments beginning on the first anniversary of the date of grant with a maximum term of ten years.

Beginning in December 2005, the Company began shifting its equity compensation program for employees from awards that consisted primarily of stock options to a combination of stock options and restricted stock units, representing shares of deferred stock. Both types of equity awards will generally vest in five equal annual installments beginning on the first anniversary of the date of the award.

Information with respect to the Company’s stock options is as follows:

Stock Options	Shares	Average Price (1)
Outstanding at December 31, 2002	9,227	$3.95
Granted	2,533	11.14
Canceled	452	7.47
Exercised	1,973	2.41
Outstanding at December 31, 2003	9,335	6.06
Granted	2,042	20.64
Canceled	63	9.70
Exercised	2,874	4.09
Outstanding at December 31, 2004	8,440	10.23
Granted	2,891	27.07
Canceled	411	15.24
Exercised	1,219	5.95
Outstanding at December 31, 2005	9,701	15.52

(1)             Weighted average exercise price

Summarized information about stock options outstanding and exercisable at December 31, 2005 is as follows:

	Outstanding			Exercisable
Exercisable Price Range	Shares	Average Life(1)	Average Price(2)	Shares	Average Price(2)
$1.00 to 6.00	2,177	3.7	$3.38	2,013	$3.42
$6.01 to 15.00	2,089	5.5	7.56	1,563	7.42
$15.01 to 23.00	1,793	8.3	17.51	413	16.25
$23.01 to 27.00	1,120	9.0	23.25	209	23.18
over $27.00	2,522	9.7	27.73	—	NA
	9,701	7.1	15.52	4,198	7.16

(1)             Weighted average contractual life remaining in years.

(2)             Weighted average exercise price.

The number of shares and weighted average exercise price per share of options exercisable at December 31, 2003 and 2004 were 5,296 shares at $3.96 and 4,094 shares at $5.23, respectively.

At December 31, 2005, 3,446 shares are available for future grants under the terms of the Company’s stock option plans. Outstanding options expire prior to December 30, 2015.

(14)       Service Contract Arrangements

Service contracts for North American pari-mutuel wagering systems and lottery systems generally provide for substantial related services such as software, maintenance personnel, computer operators and certain operating supplies. The service contracts generally cover five to seven year periods and frequently include renewal options that have generally been exercised by the customers. Under such contracts, the Company retains ownership of all equipment. The service contracts also provide for certain warranties covering operation of the equipment, machines, display equipment and central computing equipment. The breach of such warranties could result in significant liquidated damages. The service contracts provide for revenue based on a percentage of total amounts wagered. Certain pari-mutuel wagering systems contracts provide for specified minimum levels of revenue. The Company has historically exceeded such minimums.

Instant ticket sales contracts provide for revenue based on a fixed fee per thousand instant tickets or a percentage of instant ticket retail sales of the lottery customer. Instant ticket contracts generally run for one to five years and frequently include renewal options.

(15)       Export Sales and Major Customers

Sales to foreign customers amounted to $28,555, $40,690 and $48,935 in the years ended December 31, 2003, 2004 and 2005, respectively. For the year ended December 31, 2005 the Commonwealth of Pennsylvania represented more than 10% of the Company’s total revenues. The revenue recognized on the Commonwealth of Pennsylvania contracts should continue to be substantial in coming years as the current contract expiration dates are 2007 and 2008.

(16)       Pension Plans

The Company has two funded defined benefit pension plans. It has a defined benefit plan for its U.S. based union employees. Retirement benefits under this plan are based upon the number of years of credited service up to a maximum of 30 years for the majority of the employees. It also has a defined benefit plan for U.K. based employees. Retirement benefits under the U.K. plan are based on an employee’s average compensation over the two years preceding retirement. The Company’s policy is to fund the minimum contribution permissible by the respective tax authorities. The Company estimates that the amount to be funded in year 2006 will approximate $2,500.

The Company also has an unfunded, nonqualified Supplemental Executive Retirement Plan (the “SERP”), which is intended to provide supplemental retirement benefits for certain senior executives of the Company. The SERP provides for retirement benefits according to a formula based on each participant’s compensation and years of service with the Company. The projected benefit obligation and accumulated benefit obligation for this plan were $12,429 and $9,519 at December 31, 2004 and $15,500 and $13,035 at December 31, 2005.

In December 2005, the Company curtailed the SERP, participation and benefit accruals under the plan have ceased, however no benefits have been paid out to any participants. The Company recorded a charge of $12,363 in the December 31, 2005 income statement for the termination of the SERP. The benefit distribution amounts were agreed upon for each participant and will continue to grow at a rate of 4% annually from the plan curtailment until benefits are distributed. In 2003, to provide a source for the payment of certain benefits under the SERP, the Company made an initial $14,700 cash payment to a rabbi trust, which in turn made a $14,700 payment for whole-life insurance policies on the participants. These policies have been placed in the rabbi trust, which will hold the policies and death benefits as they are received. The cash value of these policies was approximately $15,168 at December 31, 2005.

The Company consults with its independent actuaries when selecting the discount rate assumptions used to determine benefit obligations and net periodic cost. In selecting the discount rate for the U.S. Plan and the SERP Plan, the Company considers fixed-income security yields, specifically AA-rated corporate bonds, as rated by Moody’s Investor Service. The discount rate assumptions for the benefit obligations for the plans were as follows: U.S. Plan - 5.75% for 2004 and 5.5% for 2005; SERP - 5.75% for 2004 and 5.5% for 2005; and U.K. Plan - 5.25% for 2004 and 4.75% for 2005. The discount rate assumptions for the net periodic cost of the plans were as follows:  U.S. Plan—6.0% for 2004 and 5.75% for 2005; SERP—6.25% for 2004 and 5.75% for 2005; and U.K. Plan—5.5% for 2004 and 5.25% for 2005. The rate of compensation increase for the benefit obligations for the plans were as follows: U.S. Plan—0.0% for 2004 and 2005; SERP—4.0% for 2004 and 2005; and U.K. Plan 2.5% for 2004 and 2.75% for 2005.

The plan assets for the U.S. based plan are invested in Cigna General Account Fund (the “Fund”), which is guaranteed as to principal. In estimating the expected return on the U.S. Plan assets, the Company considers past performance and future expectations for the Fund. At December 31, 2005, the expected return on the U.S. Plan assets was 6.0% compared to 6.5% in the prior year. The SERP Plan has not been funded. The plan assets for the U.K. based plan are primarily invested in equity securities, and the expected return on plan assets was 8% for 2004 and 7.5% for 2005.

The calculation of benefits under the U.K. Plan reflects compensation increases of 3.0% in 2004 and 2005. The calculation of benefits under the SERP reflects compensation increases of 4.0% in 2004 and 2005.

The Company uses a measurement date of December 31 for its pension plans.

The following table sets forth the combined funded status of the plans and their reconciliation with the related amounts recognized in our consolidated financial statements at the December 31 measurement dates:

	December 31,
	2004	2005
Change in benefit obligation
Benefit obligation at beginning of year	$47,191	59,051
Service cost	2,955	2,660
Interest cost	2,788	2,919
Participant contributions	940	843
SERP curtailment	—	4,289
Actuarial loss	4,953	6,521
Benefits paid	(760)	(707)
Settlement payments	(1,705)	—
Other, principally foreign exchange	2,689	(4,484)
Benefit obligation at end of year	$59,051	71,092

Change in plan assets
Fair value of plan assets at beginning of year	$23,029	30,302
Actual gain (loss) on plan assets	2,683	5,394
Employer contributions	2,796	2,267
Plan participant contributions	940	843
Benefits paid	(760)	(707)
Other, principally foreign exchange	1,614	(2,871)
Fair value of assets at end of year	$30,302	35,228

Funded status	$(28,749)	(35,864)
Unrecognized actuarial loss	19,932	15,806
Unrecognized prior service cost	4,833	226
Unrecognized net transition obligation	6	1
Net liability amount recognized	$(3,978)	(19,831)

Amounts recognized in the Consolidated Balance Sheets:
Accrued benefit liability	$(16,762)	(26,059)
Intangible asset	4,732	226
Accumulated other comprehensive income (pre-tax)	6,992	6,043
Prepaid pension cost	1,060	(41)
Net amount recognized	$(3,978)	(19,831)

	December 31,
	2003	2004	2005
Components of net periodic pension benefit cost:
Service cost	$2,275	2,955	2,660
Interest cost	2,048	2,788	2,919
Expected return on plan assets	(1,481)	(2,041)	(2,246)
Actuarial loss	738	1,314	1,550
Net amortization and deferral	54	64	79
SERP curtailment	—	—	12,363
Amortization of prior service costs	532	768	768
Net periodic cost	$4,166	5,848	18,093

The accumulated benefit obligation for all defined benefit pension plans was $47,064 and $54,037 at December 31, 2004 and 2005, respectively. As required by SFAS 87, for pension plans for which the accumulated benefit obligation exceeds the fair value of plan assets, the Company has recognized in the consolidated balance sheet at December 31, 2004 and 2005 the additional minimum liability of the unfunded accumulated benefit obligation of $11,724 and $26,059, respectively, as a long-term liability, with a partially offsetting intangible asset and equity adjustment.

In connection with its U.S. based collective bargaining agreements, the Company participates with other companies in a defined benefit pension plan covering union employees. Payments made to the multi-employer plan were approximately $240, $225 and $288 during the years ended December 31, 2003, 2004 and 2005, respectively.

The Company has a 401(k) plan covering all U.S. based employees who are not covered by a collective bargaining agreement. Company contributions to the plan are at the discretion of the Company’s Board of Directors. Contribution expense for the years ended December 31, 2003, 2004 and 2005 amounted to approximately $3,456, $4,470 and $2,405, respectively. The Company has a 401(k) plan for all union employees which does not provide for Company contributions.

The asset allocation of the Scientific Games International Pension Plan (“UK Plan”) as of December 31, 2004 and 2005, and the target allocation for 2006, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,
	2006	2005	2004
Equity securities	75%	77%	78%
Real Estate	5%	5%	5%
Bonds	20%	16%	17%
Cash	—	2%	—
	100%	100%	100%

The UK Plan investment policy is to maximize long term financial return commensurate with security and minimizing risk. This is achieved by holding a portfolio of marketable investments which avoids over-concentration of investment and spreads assets both over industry and geography.

The asset allocation of the U.S. Plan as of December 31, 2004 and 2005, and the target allocation for 2006, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,
	2006	2005	2004
General Insurance Contracts	100%	100%	100%
	100%	100%	100%

The U.S. Plan investment policy is to maximize long term financial return commensurate with security and minimizing risk. This is achieved by holding a portfolio of marketable investments which avoids over-concentration of investment and spreads assets both over industry and geography.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	U.K. Plan	U.S. Plan
2006	379	39
2007	396	48
2008	413	58
2009	430	66
2010	447	84
2011	2,495	926

(17)       Income Tax Expense

	Years Ended December 31,
	2003	2004	2005
The components of income before income taxes are as follows:
United States (“U.S.”)	$61,550	76,103	95,888
Foreign	19,916	18,489	7,716
Consolidated income before income tax expense	$81,466	94,592	103,604

The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2003	2004	2005
Current
U.S. Federal	$8,045	1,477	18,232
U.S. State	2,177	6,281	2,812
Foreign	4,435	6,557	5,953
Total	$14,657	14,315	26,997

Deferred
U.S. Federal	$12,217	15,882	4,182
U.S. State	1,829	(1,739)	1,341
Foreign	616	392	(4,235)
Total	$14,662	14,535	1,288
Total income tax expense	$29,319	28,850	28,285

The reconciliation of the U.S. federal statutory tax rate to the actual tax rate is as follows:

Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
U.S. state income taxes, net of federal benefit	3.20	3.12	2.61
Federal benefit of R&D credits, net	0.00	0.00	(5.76)
Foreign earnings at lower rates than U.S. federal rate	(3.56)	(.84)	(.64)
Federal benefit of extraterritorial income exclusion	0.00	(4.97)	(.71)
Federal expense (benefit) of U.S. permanent differences	.44	.60	.90
Federal benefit of original issue discount amortization	—	(.23)	(3.72)
Change in U.S. valuation allowance	0.00	(2.37)	(.67)
Other	.91	.19	.29
Effective income tax rate	35.99%	30.50%	27.30%

The effective tax rate decreased to 27.3% in 2005 from 30.5% in 2004. In 2005, the Company recorded a federal tax benefit of 5.8% related to the realization of research and development credits, of which 4.5% will not recur. In 2005, the company also recorded a federal benefit of 3.7% from the amortization of original issue discount related to the issuance of long term debt in 2004. The Company’s tax rate will continue to reflect a benefit from this amortization through 2010. The effect of these tax benefits were partially offset by a 4.2% reduction in the federal tax benefit for extraterritorial income exclusion and a smaller release of the valuation allowance in 2005 of 1.7%.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The deferred income tax balances are established using the enacted statutory tax rates and are adjusted for changes in such rates in the period of change.

	December 31,
	2004	2005
Deferred tax assets
Inventory valuation	$2,432	2,311
Reserves and other accrued expenses	9,391	3,024
Compensation not currently deductible	3,802	7,698
Employee pension benefit included in other comprehensive income	2,187	1,671
Unrealized losses included in other comprehensive income	—	364
Net operating loss carry forwards	32,632	23,791
Tax credit carry forwards	8,819	12,145
Valuation allowance	(5,664)	(6,016)
Realizable deferred tax assets	53,599	44,988

Deferred tax liabilities
Deferred costs and prepaid expenses	(2,245)	(1,693)
Differences in financial reporting and tax basis for:
Identifiable intangible assets	(22,396)	(24,185)
Property, plant and equipment	(10,778)	(9,286)
Accumulated DISC income	(7,043)	—
Unrealized gains included in other comprehensive income	(25)	—
Total deferred tax liabilities	(42,487)	(35,164)
Net deferred tax assets on balance sheet	$11,112	9,824

Reported as:
Current deferred tax assets	$414	14,242
Non-current deferred tax assets	10,698	5,341
Non-current deferred tax liabilities	—	(9,759)
Net deferred tax assets on the balance sheet	$11,112	9,824

At December 31, 2005, the Company had net operating loss carry forwards (tax-effected) for federal, state and foreign income tax purposes of $12,607, $718 and $10,467, respectively. If not utilized, the federal tax loss carry forward will expire through 2022. The use of our federal net operating loss carry forwards in any one year is limited due to prior year changes in ownership. The foreign tax losses can be carried forward indefinitely.

The Company has foreign tax credit carry forwards of approximately $6,123 (which if unutilized will expire through 2015), Research & Development credit carry forwards of $3,717 (which if unutilized will expire through 2020), minimum tax credit carry forwards of $2,079 (which can be carried forward indefinitely), and state tax credits of $225 (which if unutilized will expire through 2009.

At December 31, 2005, the Company has established a valuation allowance of $6,016 against the deferred tax assets related to the foreign tax loss carry forwards, where based on available evidence, it is more likely than not that such assets will not be realized. The net change in the valuation allowance for 2004 and 2005 was a decrease of $3,328 and an increase of $352, respectively.

U.S. income taxes have not been provided on the cumulative earnings of foreign subsidiaries that have been reinvested indefinitely. The Company’s intention is to reinvest these earnings permanently. It is not practical to estimate the amount of tax that might be payable on these permanently reinvested earnings, but the Company believes that any additional US tax would be substantially offset by foreign tax credits.

On October 22, 2004, the American Jobs Creation Act of 2004 (“the AJCA”) was signed into law. The AJCA enacted a provision that provides the Company with the opportunity to repatriate up to $500,000 of reinvested earnings and to claim a deduction equal to 85% of the repatriated amount. The Company did not elect the benefit of this provision in 2004 or 2005.

(18)       Business and Geographic Segments

Business segments are defined by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker assessing performance and making operating and capital decisions.

As previously reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, the Company determined that its previously reported segments consisting of Lottery, Pari-mutuel, Venue Management and Telecommunications Products no longer reflected the way it manages the business. Beginning in the first quarter of 2006, the Company reported its business in three segments – Printed Products, Lottery Systems and Diversified Gaming. The Printed Products segment includes the instant lottery ticket business and the pre-paid phone card business (formerly the Telecommunications Product Group). The Lottery Systems segment includes our online lottery business. The Diversified Gaming segment includes the pari-mutuel wagering systems business (formerly the Pari-mutuel Group) and the off-track wagering business (formerly the Venue Management Group). All prior period amounts have been restated to conform to the current segment reporting format.

The following tables represent revenues, profits, depreciation and amortization and assets by business and geographic segments for the years ended December 31, 2003, 2004 and 2005. Operating revenues are allocated among geographic segments based on where the customer is located. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Corporate expenses, including depreciation and amortization, interest expenses and other income or expenses are not allocated among business and geographic segments.

	Year Ended December 31, 2003
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$236,003	$71,817	144,744	452,564
Sales revenues	48,263	54,685	5,399	108,347
Total revenues	284,266	126,502	150,143	560,911

Cost of services (exclusive of depreciation and amortization)	123,741	35,706	88,283	247,730
Cost of sales (exclusive of depreciation and amortization)	32,408	40,884	2,790	76,082
Amortization of service contract software	—	2,947	2,365	5,312
Selling, general and administrative expenses	28,110	17,426	14,611	60,147
Depreciation and amortization	12,248	15,701	13,719	41,668
Segment operating income	$87,759	$13,838	28,375	129,972
Unallocated corporate selling, general and adminstrative costs and depreciation and amortization				20,632
Consolidated operating income				$109,340

Assets at December 31, 2003	$304,685	305,452	118,347	728,484
Unallocated assets at December 31, 2003				234,505
Consolidated assets at December 31, 2003				$962,989
Capital and wagering systems expenditures	$19,652	8,487	7,469	35,608

	Year Ended December 31, 2004
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$261,737	189,319	139,928	590,984
Sales revenues	67,865	62,506	4,140	134,511
Total revenues	329,602	251,825	144,068	725,495

Cost of services (exclusive of depreciation and amortization)	136,819	92,683	89,487	318,989
Cost of sales (exclusive of depreciation and amortization)	49,809	40,041	2,381	92,231
Amortization of service contract software	—	3,338	2,461	5,799
Selling, general and administrative expenses	34,774	30,169	13,579	78,522
Depreciation and amortization	14,196	27,579	12,759	54,534
Segment operating income	$94,004	58,015	23,401	175,420
Unallocated corporate selling, general and adminstrative costs and depreciation and amortization				27,696
Consolidated operating income				$147,724

Assets at December 31, 2004	$386,992	324,580	112,491	824,063
Unallocated assets at December 31, 2004				269,162
Consolidated assets at December 31, 2004				$1,093,225
Capital and wagering systems expenditures	$21,445	43,650	15,338	80,433

	Year Ended December 31, 2005
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$331,087	175,843	132,397	639,327
Sales revenues	72,214	59,829	10,313	142,356
Total revenues	403,301	235,672	142,710	781,683

Cost of services (exclusive of depreciation and amortization)	170,097	87,290	94,043	351,430
Cost of sales (exclusive of depreciation and amortization)	52,193	41,387	7,041	100,621
Amortization of service contract software	—	4,778	2,229	7,007
Selling, general and administrative expenses	43,969	29,684	15,528	89,181
Depreciation and amortization	18,250	28,744	11,614	58,608
Segment operating income	$118,792	43,789	12,255	174,836
Unallocated corporate selling, general and adminstrative costs and depreciation and amortization				43,842
Consolidated operating income				$130,994

Assets at December 31, 2005	$452,437	404,440	131,759	988,636
Unallocated assets at December 31, 2005				183,877
Consolidated assets at December 31, 2005				$1,172,513
Capital and wagering systems expenditures	$26,798	96,188	20,188	143,174

The following table provides a reconciliation of segment operating income to the consolidated income before income tax expense for each period:

	Years Ended December 31,
	2003	2004	2005
Reportable segment operating income	$129,972	175,420	174,836
Unallocated corporate expense	(20,632)	(27,696)	(43,842)
Interest expense	(26,397)	(30,952)	(26,548)
Other income (expense)	(1,184)	748	1,700
Equity in loss of joint venture	—	(6,060)	(2,064)
Early extinguishment of debt	(293)	(16,868)	(478)
Income before income tax expense	$81,466	94,592	103,604

	Years Ended December 31,
	2003	2004	2005
Geographic Segments
Service and Sales Revenue:
North America	$416,372	524,061	569,720
Europe, other than United Kingdom	98,429	124,033	140,195
United Kingdom	10,383	17,358	12,707
Other	35,727	60,043	59,061
	$560,911	725,495	781,683
Long-lived assets (excluding identifiable intangibles):
North America	$176,186	211,800	278,788
Europe, other than United Kingdom	7,619	8,927	29,384
United Kingdom	32,653	37,885	36,432
Other	12,272	12,814	21,615
	$228,730	271,426	366,219

(19)       Equity in Loss of Joint Ventures

The Company is a member of Consorzio Lotterie Nazionali, a consortium consisting principally of the Company, Lottomatica S.p.A, and Arianna 2001, a company owned by the Federation of Italian Tobacconists. The consortium has a signed contract with the Italian Monopoli di Stato to be the exclusive operator of the Italian Gratta e Vinci instant lottery. The contract has an initial term of six years with a six year-extension option. Under our contract with the consortium, the Company will be the exclusive supplier of instant lottery tickets, will participate in the profits or losses of the consortium as a 20% equity owner, and will assist Lottomatica S.p.A in the lottery operations. The consortium commenced operations in mid-2004 and incurred losses in excess of revenues from the sale of instant tickets, reflecting higher than normal expenses for start-up and advertising costs incurred to re-launch the lottery. For the year ended December 31, 2004, the Company recorded an investment of approximately $2,900 and recorded a charge of $6,060, representing its share of the operating losses of the consortium for 2004. For the year ended December 31, 2005 the consortium continued to operate at a loss incurring fewer related costs and increased ticket sales. The Company recorded a charge of $1,713 for its share of the operating losses for 2005.

The Company is a 50% owner of a joint venture with Electronic Game Card, Inc. (“EGC”). EGC is a business to business company whose purpose is to distribute EGC’s reward based digital games to consumers by use of various electronic platforms. These include television, the internet, cell phones, pocket Game Cards and other forms of distribution. In 2005, the Company’s share of the EGC joint venture’s losses totaled approximately $400 compared to $0 in 2004.

(20)       Accumulated Other Comprehensive Income

The accumulated balances for each classification of comprehensive income are as follows:

	Foreign Currency Items	Unrealized Gains (Losses) On Securities	Minimum Pension Liability	Cash Flow Hedges	Accumulated Other Comprehensive Income
Balance at December 31, 2002	$3,147	(855)	(2,830)	212	(326)
Change during period (1)	7,181	891	(781)	(7,633)	(342)
Reclassification adjustments for Losses reclassified into operations	—	—	—	6,314	6,314
Balance at December 31, 2003	$10,328	36	(3,611)	(1,107)	5,646
Change during period (1)	6,708	26	(1,531)	—	5,203
Reclassification adjustments for Losses reclassified into operations	—	—	—	1,107	1,107
Balance at December 31, 2004	$17,036	62	(5,142)	—	11,956
Change during period (1)	(9,959)	41	1,011	—	(8,907)
Balance at December 31, 2005	$7,077	103	(4,131)	—	3,049

(1)            Amounts are net of income taxes, excluding foreign currency items.

(21)       Litigation

Although the Company is a party to various claims and legal actions arising in the ordinary course of business, the Company believes, on the basis of information presently available to us, that the ultimate disposition of these matters will not likely have a material adverse effect on its consolidated financial position or results of operations.

The Company’s subsidiary, Scientific Games International, Inc. (“SGI”), owned a minority interest in Wintech de Colombia S.A., or Wintech (now liquidated), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. (“Ecosalud”), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado (“Seguros”). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia which the Company believes was in violation of Wintech’s exclusive license from Ecosalud, the projected sales level was not met for the year ended June 30, 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. Litigation is pending and/or threatened in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud. Ecosalud’s claims are for, among other things, realization of the full amount of the penalty, plus interest and costs of the bond. In 2002 the Colombian Government enacted new gaming and lottery legislation which included the dissolution of Ecosalud. A new company, Empresa Territorial para la Salud (“Etesa”), was incorporated replacing Ecosalud. Etesa is the legal successor to Ecosalud with respect to the pending litigation.

The Colombian surety, Seguros, paid $2.4 million to Ecosalud under its $4.0 million bond, and made demand upon SGI for that amount under the indemnity agreement between the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud’s demand on the bond was at the surety’s risk. In a case brought in U.S. District Court for the Northern District of Georgia, the Colombian surety sought to recover from SGI sums paid (in SGI’s view, improperly) under its surety bond, plus interest. In September 1999, the District Court granted summary judgment for the surety in the amount of approximately $7 million (which included pre-judgment interest at a rate of 38.76% per annum). On appeal, the United States Court of Appeals for the Eleventh Circuit, on August 20, 2001, affirmed the judgment for the principal amount of $2.4 million, but vacated that part of the judgment awarding approximately $4.6 million based on a pre-judgment interest rate of 38.76% with instructions to the District Court to recalculate pre-judgment interest. On February 22, 2002, SGI agreed to settle this matter upon payment of $3.7 million to the Colombian surety. On February 26, 2002, SGI drew upon a $1.5 million letter of credit posted by a former Colombian partner in order to partially fund this payment. This settlement resolves the U.S. litigation with the surety, but the claims in Colombia remain unresolved.

On June 4, 1999, Ecosalud filed a collection proceeding against SGI before the Third Section of the Tribunal Contencioso of Cundinamarca in Colombia, which served notice on SGI in May 2002. In July 2002, the Tribunal Contencioso of Cundinamarca denied SGI’s preliminary motion to dismiss the lawsuit and the decision was upheld by the Council of State, the highest appellate court with jurisdiction over this matter, in August 2003, of which SGI received notice in January 2004. As a result of these decisions, this lawsuit, which is in its early stages, will be heard in due course on its merits by the Tribunal Contencioso of Cundinamarca. Likewise, an appeal stage will be available before the Council of State of Colombia, the highest authority for these types of disputes.

SGI has various defenses on the merits as well as procedural defenses, which were timely filed against Ecosalud’s claims. The Company intends to vigorously pursue these defenses as appropriate. On August 31, 2005, the procedural defense motion filed against this lawsuit was denied by the Tribunal Contencioso of Cundinamarca, while the appeal motion before the Council of State remains pending. Following final decision of the procedural motions, defenses on the merits will be heard. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability. Although the Company believes that any potential losses arising from these claims will not result in a material adverse effect on our consolidated financial position or results of operations, it is not feasible to predict the final outcome, and there can be no assurance that these claims might not be finally resolved adversely to us or result in material liability.

On March 4, 2004, Gtech Corporation filed a lawsuit against the Company and several of its subsidiaries, Scientific Games International, Inc., Scientific Games Holdings Corporation and Scientific Games Finance Corporation, in the U.S. District Court for the District of Delaware. The lawsuit alleges that the Company has infringed upon two patents owned by Gtech concerning instant lottery ticket vending and dispensing machines and methods. A judgment of non-infringement was entered in the Company’s favor by the court on March 8, 2006. Gtech indicated intends to appeal, this judgment. If such consent order is entered and such an appeal is filed, the Company expects to vigorously contest the matter.

On May 9, 2005, the Company’s subsidiary, Scientific Games Royalty Corporation, filed suit against Gtech Corporation in U.S. District Court for the District of Delaware alleging patent infringement of the Company’s group participation multiplier patents, U.S. Patent Nos. 6,648,753 and 6,692,354. These patents apply to online lottery games that have an optional bonus wager as a feature of the game. In the event that a player wins a prize in the base game and has chosen to make the bonus wager, all of the player’s prizes in the base game, with the exception of the jackpot amount, may be multiplied by a randomly selected multiplier. The Company believes that Gtech currently provides such games that infringe the Company’s applicable patents in various jurisdictions in the United States. The lawsuit seeks damages and other relief for such infringement. Discovery is pending.

On December 30, 2004, Gtech Corporation and Gtech Holdings Corporation filed a complaint against the Company and others in a state court in Texas (Travis County, Texas, 98th Judicial District) alleging among other things dissemination of false and defamatory statements concerning Gtech and its business in Mexico and elsewhere, and that the Company was disqualified from Mexican bid procurements for online lottery services. The Company was served with the complaint in this matter on or about April 6, 2005, and the suit is in the early stages of discovery. The Company believes the claims in this suit lack merit and will contest them vigorously.

In early November 2005, the Company was advised that the North Carolina Secretary of State referred to the North Carolina Attorney General for investigation alleged misdemeanor violations of the North Carolina Lobbying Act by the Company’s subsidiary Scientific Games International, Inc. and one of its now former employees for alleged failure to timely register as a lobbyist. The Company is cooperating with the investigation and, while no assurance can be given, the Company believes that the inquiry will conclude that the Company did not engage in any wrongdoing.

On November 27, 2002, the Company’s subsidiary, Scientific Games International, Inc. filed a lawsuit against Oberthur Gaming Technologies Corp., in the District Court for the Northern District of Georgia. The Company seeks a declaratory judgment that the defendant’s U.S. Patent Nos. 5,704,647 and 5,803,504, are invalid and unenforceable. The patents apply to “Multi-Color Overprinting of Scratch-Off Lottery Tickets” using “screened half tone images” of two, four, six or seven different colors, are invalid and unenforceable. The defendant filed a counterclaim seeking damages and injunctive relief for the Company’s alleged infringement of certain of the claims of these patents. Following a hearing by the court on claim construction, the court issued a ruling on December 5, 2005 with respect to the scope of the patent claims asserted by the defendant against the Company. The court’s ruling served to broaden the scope of relevant prior art in the matter. Although the Company believes that the prior art possessed by the Company should invalidate the patents asserted against us, there can be no assurance that the court will accept the Company’s position. Failure to invalidate the patents could have a material effect on the Company’s ability to utilize the claimed technology, including four-color process overprinting, absent a license agreement from the defendant. Discovery in support of a planned motion for summary judgment is pending.

(22)       Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries

The Company conducts substantially all of its business through its domestic and foreign subsidiaries. The 2004 Notes, the Convertible Debentures and the 2004 Facility, are fully, unconditionally and jointly and severally guaranteed by substantially all of the Company’s 100%-owned domestic subsidiaries (the “Guarantor Subsidiaries”).

Presented below is condensed consolidating financial information for (i) Scientific Games Corporation (the “Parent Company”), (ii) the 100% owned Guarantor Subsidiaries and (iii) the 100% owned foreign subsidiaries and the non-100% owned domestic and foreign subsidiaries (the “Non-Guarantor Subsidiaries”) as of December 31, 2004 and December 31, 2005 and for the years ended December 31, 2003, 2004 and 2005. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming the guarantee structure of the 2004 Facility, the Convertible Debentures and the 2004 Notes were in effect at the beginning of the periods presented. Separate financial statements for the Guarantor Subsidiaries are not presented based on management’s determination that they would not provide additional information that is material to investors.

The condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. In addition, corporate interest and administrative expenses have not been allocated to the subsidiaries.

Scientific Games Management Corporation has been reclassified from the Parent Company to the Guarantor Subsidiaries for 2004 and 2003.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Cash and cash equivalents	$—	49,966	16,154	—	66,120
Short-term investments	—	52,525	—	—	52,525
Accounts receivable, net	—	74,438	32,592	(39)	106,991
Inventories	—	18,245	10,425	(608)	28,062
Other current assets	7,501	21,587	12,681	30	41,799
Property and equipment, net	—	211,424	60,633	(631)	271,426
Investment in subsidiaries	771,987	187,019	(36,563)	(922,443)	—
Goodwill	183	297,000	14,748	—	311,931
Intangible assets	—	79,303	14,899	—	94,202
Other assets	24,499	88,118	15,777	(8,225)	120,169
Total assets	$804,170	1,079,625	141,346	(931,916)	1,093,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current installments of long-term debt	$1,000	—	3,370	—	4,370
Current liabilities	1,747	98,499	37,426	1,200	138,872
Long-term debt, excluding current installments	603,645	—	2,863	—	606,508
Other non-current liabilities	(22,681)	48,829	16,699	64	42,911
Intercompany balances	(390,560)	374,656	17,948	(2,044)	—
Stockholders’ equity	611,019	557,641	63,040	(931,136)	300,564
Total liabilities and stockholders’ equity	$804,170	1,079,625	141,346	(931,916)	1,093,225

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Cash and cash equivalents	$—	15,575	23,367	—	38,942
Short-term investments	—	—	—	—	—
Accounts receivable, net	—	98,704	30,585	(39)	129,250
Inventories	—	29,653	10,920	(425)	40,148
Other current assets	4,938	22,102	19,173	—	46,213
Property and equipment, net	—	261,027	105,759	(567)	366,219
Investment in subsidiaries	417,182	187,577	(26,482)	(578,277)	—
Goodwill	183	300,015	38,971	—	339,169
Intangible assets	—	74,638	12,651	—	87,289
Other assets	11,446	91,140	28,798	(6,101)	125,283
Total assets	$433,749	1,080,431	243,742	(585,409)	1,172,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current installments of long-term debt	$1,000	—	5,055	—	6,055
Current liabilities	(7,465)	96,259	46,398	115	135,307
Long-term debt, excluding current installments	573,000	—	1,680	—	574,680
Other non-current liabilities	(13,673)	61,143	22,162	6	69,638
Intercompany balances	(698,987)	658,194	40,793	—	—
Stockholders’ equity	579,874	264,835	127,654	(585,530)	386,833
Total liabilities and stockholders’ equity	$433,749	1,080,431	243,742	(585,409)	1,172,513

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2003

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	436,777	133,168	(9,034)	560,911
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	244,255	88,560	(9,003)	323,812
Amortization of service contract software	—	4,913	399	—	5,312

Selling, general and administrative expenses	8,718	58,733	12,635	(12)	80,074
Depreciation and amortization	(2)	32,873	9,502	—	42,373
Operating income (loss)	(8,716)	96,003	22,072	(19)	109,340
Interest expense	25,553	880	4,085	(4,121)	26,397
Other (income) deductions	658	(6,154)	2,598	4,082	1,184
Early extinguishment of debt	293	—	—	—	293
Income (loss) before equity in income of subsidiaries, and income taxes	(35,220)	101,277	15,389	20	81,466
Equity in income of subsidiaries	111,683	—	—	(111,683)	—
Income tax expense	24,316	917	4,086	—	29,319
Net income	$52,147	100,360	11,303	(111,663)	52,147

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	576,266	171,221	(21,992)	725,495
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	314,895	118,383	(22,058)	411,220
Amortization of service contract software	—	5,525	274	—	5,799

Selling, general and administrative expenses	1,189	85,887	18,210	(12)	105,274
Depreciation and amortization	1	43,168	12,309	—	55,478
Operating income (loss)	(1,190)	126,791	22,045	78	147,724
Interest expense	29,604	1,152	3,702	(3,506)	30,952
Other (income) deductions	(2,916)	(534)	5,292	3,470	5,312
Early extinguishment of debt	16,868	—	—	—	16,868
Income (loss) before equity in income of subsidiaries, and income taxes	(44,746)	126,173	13,051	114	94,592
Equity in income of subsidiaries	127,488	—	—	(127,488)	—
Income tax expense	17,000	5,509	6,341	—	28,850
Net income	$65,742	120,664	6,710	(127,374)	65,742

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	602,820	204,251	(25,388)	781,683
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	327,927	149,508	(25,384)	452,051
Amortization of service contract software	—	6,894	113	—	7,007

Selling, general and administrative expenses	2,592	106,455	22,792	5	131,844
Depreciation and amortization	109	44,930	14,748	—	59,787
Operating income (loss)	(2,701)	116,614	17,090	(9)	130,994
Interest expense	25,337	498	713	—	26,548
Other (income) deductions	(28,315)	21,452	7,232	(5)	364
Early extinguishment of debt	478	—	—	—	478
Income (loss) before equity in income of subsidiaries, and income taxes	(201)	94,664	9,145	(4)	103,604
Equity in income of subsidiaries	98,296	—	—	(98,296)	—
Income tax expense	22,776	5,044	465	—	28,285
Net income	$75,319	89,620	8,680	(98,300)	75,319

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2003

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$52,147	100,360	11,303	(111,663)	52,147
Depreciation and amortization	(2)	37,786	9,901	—	47,685
Equity in income of subsidiaries	(111,683)	—	—	111,683	—
Non-cash interest expense	2,415	—	—	—	2,415
Early extinguishment of debt	293	—	—	—	293
Other non-cash adjustments	18,840	(4,741)	(52)	—	14,047
Tax benefit from employee stock options	6,600	—	—	—	6,600
Short-term investments	(42,175)	—	—	—	(42,175)
Changes in working capital	(7,672)	(1,101)	(3,812)	4,399	(8,186)
Net cash provided by (used in) operating activities	(81,237)	132,304	17,340	4,419	72,826
Cash flows from investing activities:
Capital and wagering systems expenditures	—	(22,084)	(13,524)	—	(35,608)
Business acquisition, net of cash acquired	—	(167,889)	(16)	—	(167,905)
Other assets and investments	(7,500)	(39,267)	(298)	5,611	(41,454)
Net cash provided by (used in) investing activities	(7,500)	(229,240)	(13,838)	5,611	(244,967)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	462,641	907	—	—	463,548
Payments on long-term debt	(292,568)	(279)	(290)	—	(293,137)
Payment of financing fees	(237)	—	—	—	(237)
Net proceeds from stock issue	2,907	—	5,703	(5,703)	2,907
Other, principally intercompany balances	(101,338)	109,524	(3,859)	(4,327)	—
Net cash provided by (used in) financing activities	71,405	110,152	1,554	(10,030)	173,081
Effect of exchange rate changes on cash	—	(416)	1,745	—	1,329
Increase (decrease) in cash and cash equivalents	(17,332)	12,800	6,801	—	2,269
Cash and cash equivalents, beginning of year	20,095	5,408	9,426	—	34,929
Cash and cash equivalents, end of year	$2,763	18,208	16,227	—	37,198

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$65,742	120,664	6,710	(127,374)	65,742
Depreciation and amortization	1	48,693	12,583	—	61,277
Equity in income of subsidiaries	(127,488)	—	—	127,488	—
Non-cash interest expense	2,107	—	—	—	2,107
Early extinguishment of debt	16,868	—	—	—	16,868
Other non-cash adjustments	(8,353)	366	86	—	(7,901)
Equity loss of joint ventures	—	6,060	—	—	6,060
Tax benefit from employee stock options	14,606	—	—	—	14,606
Short-term investments	42,175	(52,525)	—	—	(10,350)
Changes in working capital	(5,005)	(18,557)	(1,510)	(214)	(25,286)
Net cash provided by (used in) operating activities	653	104,701	17,869	(100)	123,123
Cash flows from investing activities:
Capital and wagering systems expenditures	(952)	(71,697)	(6,991)	(793)	(80,433)
Investment in joint venture	—	(2,981)	—	—	(2,981)
Business acquisition, net of cash acquired	—	(1,709)	(21,661)	—	(23,370)
Other assets and investments	(34,299)	(8,211)	22,288	(17,480)	(37,702)
Net cash provided by (used in) investing activities	(35,251)	(84,598)	(6,364)	(18,273)	(144,486)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	597,000	—	5,418	—	602,418
Payments on long-term debt	(520,624)	(2,923)	(1,867)	—	(525,414)
Payment of financing fees	(7,376)	—	—	—	(7,376)
Net proceeds from stock issue	(23,718)	1,963	(19,828)	18,159	(23,424)
Other, principally intercompany balances	(15,722)	13,082	2,426	214	—
Net cash provided by (used in) financing activities	29,560	12,122	(13,851)	18,373	46,204
Effect of exchange rate changes on cash	2,275	(466)	2,272	—	4,081
Increase (decrease) in cash and cash equivalents	(2,763)	31,759	(74)	—	28,922
Cash and cash equivalents, beginning of year	2,763	18,207	16,228	—	37,198
Cash and cash equivalents, end of year	$—	49,966	16,154	—	66,120

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$75,319	89,620	8,680	(98,300)	75,319
Depreciation and amortization	109	51,824	14,861	—	66,794
Equity in income of subsidiaries	(98,296)	—	—	98,296	—
Non-cash interest expense	3,733	—	—	—	3,733
Early extinguishment of debt	478	—	—	—	478
Other non-cash adjustments	33,973	(1,773)	2,608	—	34,808
Equity loss of joint ventures	—	2,064	—	—	2,064
Tax benefit from employee stock options	11,394	—	—	—	11,394
Short-term investments	—	52,525	—	—	52,525
Changes in working capital	(6,792)	(40,837)	1,269	100	(46,260)
Net cash provided by (used in) operating activities	19,918	153,423	27,418	96	200,855
Cash flows from investing activities:
Capital and wagering systems expenditures	—	(78,954)	(64,220)	—	(143,174)
Investment in joint venture	—	—	—	—	—
Business acquisition, net of cash acquired	—	(4,094)	(20,721)	—	(24,815)
Other assets and investments	(16,100)	(9,009)	(17,876)	11,650	(31,335)
Net cash provided by (used in) investing activities	(16,100)	(92,057)	(102,817)	11,650	(199,324)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	4,378	—	4,378
Payments on long-term debt	(30,645)	—	(4,141)	—	(34,786)
Payment of financing fees	(478)	—	—	—	(478)
Net proceeds from stock issue	8,348	38	11,683	(11,721)	8,348
Other, principally intercompany balances	19,250	(87,748)	100,106	(31,608)	—
Net cash provided by (used in) financing activities	(3,525)	(87,710)	112,026	(43,329)	(22,538)
Effect of exchange rate changes on cash	(293)	404	(37,865)	31,583	(6,171)
Increase (decrease) in cash and cash equivalents	—	(25,940)	(1,238)	—	(27,178)
Cash and cash equivalents, beginning of year	—	41,515	24,605	—	66,120
Cash and cash equivalents, end of year	$—	15,575	23,367	—	38,942

(23)       Selected Quarterly Financial Data (Unaudited)

	Quarter Ended March 31, 2004	Quarter Ended June 30, 2004	Quarter Ended September 30, 2004	Quarter Ended December 31, 2004 (a)
Total operating revenues	$185,465	178,112	179,309	182,609
Operating income	37,810	35,883	38,466	35,565
Net income	20,421	19,508	21,461	4,352
Convertible preferred stock paid-in-kind dividend	1,982	1,982	757	—
Net income available to Common stockholders	$18,439	17,526	20,704	4,352
Basic and diluted earnings per share:
Basic net income available to Common stockholders	$0.30	0.28	0.26	0.05
Diluted net income available to Common stockholders	$0.22	0.21	0.24	0.05
Weighted average number of shares used in per share calculations:
Basic shares	61,942	63,153	78,661	88,071
Diluted shares	91,825	90,757	90,777	91,463

(a)            In the fourth quarter the following charges to income, $3,100 of unusual charges in the Diversified Gaming segment, a $6,060 charge for our share of the startup costs for the Italian joint venture that began selling tickets and a $16,868 charge for the early extinguishment of debt cost incurred in connection with the write-off of deferred financing fees related to our refinancing of the 2003 Facility and the payment of $6,862 of redemption premium for the purchase of most of our 12 ½% Senior Subordinated Notes.

	Quarter Ended March 31, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2005	Quarter Ended December 31, 2005 (a)
Total operating revenues	$184,556	197,424	196,824	202,879
Operating income	36,830	41,645	31,185	21,334
Net income available to Common stockholders	$21,015	24,764	19,185	10,355
Basic and diluted earnings per share:
Basic net income available to Common stockholders	$0.24	0.28	0.21	0.12
Diluted net income available to Common stockholders	$0.23	0.27	0.21	0.11
Weighted average number of shares used in per share calculations:
Basic shares	88,616	89,207	89,689	89,780
Diluted shares	91,968	92,141	92,890	92,869

(a)            In the fourth quarter the Company incurred charges for the curtailment of the SERP for $12,363, a non tax-deductible charge of $1,658 in connection with the earn-out on the Honsel acquisition and unanticipated legal and related consulting and severance expenses of $3,001 in connection with unusual matters in North Carolina, Chile, New Jersey and Louisiana.

(24)       Subsequent Event

On January 23, 2006 the Company announced that it had signed a non-binding letter of intent to purchase The Global Draw LTD and certain related companies (“Global Draw”). In the United Kingdom, Global Draw is a leading supplier of fixed odds betting terminals and systems, and interactive sports betting systems. Global Draw is beginning to extend its central determination, fixed odds system to meet the needs of European video lottery markets. The nonbinding letter of intent specifies an upfront purchase price of approximately $183 million, plus an earn-out which will be paid to the selling shareholder and existing management team depending on the future financial performance of the business. The acquisition is expected to close within the first six months of 2006. The Company expects to finance the acquisition through a combination of borrowings under its existing revolving credit facility and new debt. The potential transaction is subject to the execution of a binding definitive agreement, and other conditions.

On January 20, 2006, the Company signed an agreement to acquire substantially all of the online lottery assets and all technology and intellectual property pertaining to the online lottery business of the Swedish firm EssNet AB (“EssNet”) for $60 million. EssNet specializes in online lottery systems and terminals to run numbers games, sports betting, instant tickets and mobile games on a national level. EssNet’s lottery customers include seven states in Germany, the national lotteries of Hungary and Norway, Golden Casket and Tattersall’s Lottery in Australia, and other national lotteries. The sale is subject to certain closing conditions including regulatory and customer approvals, purchase price adjustments, and other specified conditions. The Company will finance the purchase under its existing $250 million revolving credit facility.

SCHEDULE II

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
Valuation and Qualifying Accounts
Years Ended December 31, 2003, 2004 and 2005
(in thousands)

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Other	Deductions(1)	Balance at End of Period
Year ended December 31, 2003
Allowance for doubtful accounts	$3,772	2,262	—	1,445	4,589
Year ended December 31, 2004
Allowance for doubtful accounts	$4,589	3,938	944	4,653	4,818
Year ended December 31, 2005
Allowance for doubtful accounts	$4,818	5,948	—	4,617	6,149

(1)            Amounts written off.